As filed with the Securities and Exchange Commission on November 7, 1996
                                                       Registration No.333-12889


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            -------------------------
                               AMENDMENT NO. 1 TO
                            -------------------------


                                    FORM SB-2
                          Registration Statement Under
                           The Securities Act of 1993
                            -------------------------
                            SC&T International, Inc.
                 (Name of small business issuer in its charter)

            Arizona                           3577                    86-0737579
(State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)    Classification Code Number)  Identification Number)

         3837 E. LaSalle Street, Phoenix, Arizona 85040; (602) 470-1334
          (Address and telephone number of principal executive offices)

                           JAMES L. COPLAND, PRESIDENT
         3837 E. LaSalle Street, Phoenix, Arizona 85040; (602) 470-1334
            (Name, address and telephone number of agent for service)

                                   Copies to:

                              SARA R. ZISKIN, ESQ.
                          O'CONNOR, CAVANAGH, ANDERSON,
                         KILLINGSWORTH & BESHEARS, P.A.
                       One East Camelback Road, Suite 1100
                             Phoenix, Arizona 85012


                Approximate date of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                                                  CALCULATION OF REGISTRATION FEE
================================================================================================================================
Title of each class of securities to be registered    Proposed maximum aggregate offering price (1)   Amount of registration fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock(2)...................................                           $9,680,924                       $3,338.27(3)
================================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The conversion price of Series A Preferred Stock is 85% of the average closing price on Nasdaq SmallCap Market for the ten trading days ended October 23, 1996, which was $0.42.

(2) This Registration Statement covers an additional indeterminate amount of shares of Common Stock which may be issued in accordance with Rule 416.

(3)   $3,338.27  paid previously.

                            ------------------------
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
Exhibit Index is located on page _____.                   Page 1 of _____ pages.

INFORMATION HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                  SUBJECT TO COMPLETION, DATED NOVEMBER 7, 1996




                            SC&T International, Inc.


                        17,958,760 Shares of Common Stock


     This Prospectus relates to up to 17,958,760 shares of common stock, par value $0.01 per share (the "Common Stock"), of SC&T International, Inc. (the "Company") issuable upon conversion of the Company's Series A Preferred Stock that may be sold from time to time by certain selling shareholders (the "Selling Shareholders") of the Company. See "Selling Shareholders." At the current exercise price, subject to a vote of shareholders to increase the Company's authorized share capital, additional shares may be issued upon conversion of Series A Preferred Stock. In addition, additional shares may be issued due to accretion or fluctuation in the price of the Company's Common Stock.

     To the extent required by applicable law or Securities and Exchange Commission regulations, this Prospectus must be delivered upon resale of such Common Stock by the Selling Shareholders. The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.

     The Company's Common Stock and the stock purchase warrants issued to the public in connection with the Company's initial public offering (the "IPO Warrants") are traded on the National Association of Securities Dealers' Automated Quotation System ("Nasdaq") SmallCap Market under the symbol "SCTI" and "SCTIW," respectively. On October 23, 1996, the last sale price of the Common Stock and the IPO Warrants as reported by Nasdaq was $0.34 and $0.09, respectively.


     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," WHICH BEGINS ON PAGE 5 OF THIS PROSPECTUS, AND "DILUTION."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The  Company,   pursuant  to   agreements   with  certain  of  the  Selling
Shareholders, has agreed to pay substantially all of the expenses of any offering and sale hereunder (not including commissions and discounts of underwriters, dealers, or agents), estimated to be $47,000.

     The Common Stock will be sold directly, through agents, underwriters, or dealers as designated from time to time, or through a combination of such methods on terms to be determined at the time of sale, at market prices obtainable at the time of sale or otherwise in privately negotiated transactions at prices determined by negotiation.

                The date of this Prospectus is ____________, 1996

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Commission also maintains a Web site that contains reports, proxy and information statements, and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

                               PROSPECTUS SUMMARY

         The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the currently outstanding options and warrants to acquire up to an aggregate of 1,596,335 shares of Common Stock.

                                   The Company


         SC&T International, Inc. (the "Company") develops and markets accessory and peripheral products for the multimedia, interactive, and communications segments of the personal computer ("PC") and video game industries. The Company's products include fully integrated, multimedia stereo keyboards, CD-ROM storage systems, various aftermarket equalizer/amplifier sound enhancement products, sub-woofer sound systems, PC volume controllers, CD-ROM audio cables, and a line of PC and video arcade racing wheels for SEGA, Nintendo, Sony Playstation, and IBM PCs. The majority of the Company's products are compatible with both IBM PC and Macintosh operating platforms. All new keyboard products offered by the Company are compatible with the Microsoft Windows 95 platform.


         A major factor in the growing market for computer peripheral equipment is the availability of integrated solutions to adapt existing computers to perform new functions. The Company focuses on the interactive, multimedia market and the computer and video game markets, developing technology to furnish one-step, integrated solutions for the PC user interested in updating existing equipment. The Company began operations in July 1993. Although the Company's revenue has increased significantly since inception, the Company recorded a loss of approximately $792,000 and $2,688,000 for the years ended June 30, 1995 and June 30, 1996, respectively.

         The Company's strategy is to develop new niche products while continuing to increase sales of existing products. The Company recently entered into the computer and video game markets with the introduction of a line of PC and video arcade racing wheels. The Company's initial principal products, its PLATINUM SOUNDTM multimedia keyboards, were introduced to the market in May 1995. The Company's integrated design eliminates the need for external speakers and microphones, which otherwise compete for limited desktop space, and offers the IBM PC user an integrated, single-source solution for audio and voice-recognition computer applications. In addition, the Company has expanded its keyboard line to include a standard Windows 95 replacement keyboard and an ergonomic-styled keyboard with a dual clock calculator enhancement. The Company is developing enhanced keyboard products, which include a keyboard that will incorporate an AM/FM stereo radio. The Company also is developing new sound enhancement product bundles to expand its current line of retail and original equipment manufacturer ("OEM") products. Furthermore, the Company continues to focus on reducing the manufacturing cost of its products.


         On December 31, 1994, the Company acquired SC&T Europe, N.V., formerly Westex N.V. ("SC&T Europe"), a marketing company located in Antwerp, Belgium responsible for sales in Europe. The Company increased revenue through this acquisition. In August 1996, the Company established wholly owned subsidiaries, SC&T U.K., Ltd. ("SC&T U.K.") , SC&T America, Inc. ("SC&T America"), and SC&T Racing Enterprises, Ltd. ("SC&T Racing").


         The Company was incorporated in Arizona in June 1993. The Company's corporate headquarters are located at 3837 E. Lasalle Street, Phoenix, Arizona 85040, and its telephone number is (602) 470-1334.

                                                   The Offering
Securities offered by Selling Shareholders................................ 17,958,760 shares of Common Stock

Common Stock outstanding prior to the conversion
  of the Series A Preferred Stock outstanding on
  the date of this Prospectus............................................. 5,270,569 shares.


Risk Factors/Dilution..................................................... Investors should carefully consider the factors under
                                                                           "Risk Factors."


Nasdaq symbols............................................................ Common Stock: SCTI; IPO Warrants: SCTIW.



                             Summary Financial Data

         The following table summarizes certain selected financial data and is qualified in its entirety by the more detailed financial statements contained elsewhere in this Prospectus.


                                                Year Ended June 30,
                                              1995               1996
                                           ----------         ---------
Operating Data:
Net sales                                  $3,517,557         3,771,123
Net loss                                      792,331         2,688,145
Loss per share                                    .21               .58
Average shares outstanding(1)               3,714,542         4,625,086


                                                       June 30,
                                                         1996
                                                     -----------
Balance Sheet Data:

Working capital                                      $10,657,228
                                                     -----------
Total assets                                          12,686,458
Shareholders' equity                                  11,132,431
                                                     -----------




(1) Does not include an aggregate of 1,704,825 additional shares of Common Stock that may be issued upon exercise of outstanding options and warrants.




    PLATINUM SOUND is a trademark of the Company. This Prospectus also refers to SEGA, Nintendo, Sony Playstation, IBM, Macintosh, Microsoft Windows 95, NMB, Maxiswitch, Silitek, Altec Lansing, Yamaha, Labtech, Best Data Products, Inc., Objix Multimedia Corp., GDT Softworks, Inc., Best Buy Products, Fry's Electronics, Inc., Babbages, Software, Etc., PC Connections, TigerDirect, Micro Warehouse, Inc., Dell Computer Corporation, Dell Products Ireland, Dell Products Malaysia, Computer 2000, Interdiscount, Actebis, Macrotron, Santech, Leader Distribuzeone, Maxiswitch, Virtual Realty Laboratories Inc., Thrustmaster, and MadCatz, which are registered or unregistered trademarks of companies other than SC&T International, Inc., and the SRS symbol , which is a registered trademark of SRS Labs, Inc.

                                  RISK FACTORS

         The securities offered by this Prospectus are highly speculative, and the purchase of such securities involves a high degree of risk. In addition to the other information in this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the securities offered by this Prospectus.

Limited Operating History

         The Company commenced operations in July 1993 as a producer and marketer of CD-ROM audio cables. In October 1993, the Company began developing multimedia, accessory, and peripheral computer equipment products, none of which were introduced into the market until April 1994. In addition, the Company recently entered the computer and video game markets, with the introduction of a line of PC and video arcade racing wheels. Accordingly, prospective investors have limited historical financial information about the Company upon which to base an evaluation of the Company's performance and an investment in shares of the Company's Common Stock. In addition, the Company's business will be subject to many of the problems, expenses, delays, and risks inherent in the establishment of a new business enterprise, including limited capital, possible cost overruns, uncertain market acceptance, and the absence of an operating history. Therefore, there can be no assurance that the Company's business will be successful or that the Company will be able to achieve or maintain profitable operations. See "Business."

Weaknesses in Financial Controls

         The Company's independent certified public accountants reported to the Company that, in the course of audit of the Company's financial statements for the year ended June 30, 1995, they discovered various conditions that they believed constituted material weaknesses in the financial controls of the Company but which did not cause them to modify their reports on such financial statements. These conditions consisted of the following: lack of formal documentation of operational and accounting policies and procedures; lack of formal documentation of significant transactions; lack of enforcement of policies and procedures in place to ensure the timely and accurate recording and reporting of significant transactions; lack of adequate segregation of duties; lack of adequate recordkeeping and record retention policies; and inadequate provision for the physical safeguarding of certain of the Company's assets. The Company has begun implementation of certain steps it has determined to be necessary to correct such weaknesses in its financial controls. In this regard, the Company engaged the Company's independent certified public accountants to assist in the design, development, and implementation of new policies and procedures and hired a Vice President of Finance in September 1995 (subsequent to substantially all of the operations reflected in the Company's financial statements for fiscal 1995). See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Weaknesses in Financial Control."

History of Losses


         The Company has incurred operating losses since inception and reported net losses of approximately $792,000 and $2,688,000 for the years ended June 30, 1995 and June 30, 1996, respectively. As of June 30, 1996, the Company had an accumulated deficit of approximately $3,963,000. Losses incurred since inception are attributable primarily to start-up costs incurred in developing the Company's product line, the costs of introducing new products to market, inventory adjustments, and costs associated with financing activities prior to the Company's initial public offering. To date, operating revenue has not been
sufficient   to  cover  these  costs.   Although  the  Company  had  revenue  of
approximately  $3,771,000  for the year  ended June 30,  1996,  an  increase  of approximately $254,000 over revenue of approximately $3,517,000 for the year ended June 30, 1995, the Company reported a net loss for the year ended June 30, 1996. There can be no assurance that the Company will generate sufficient operating revenue, expand sales of its products, or control its costs sufficiently to achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Competition

         The Company faces competition from several major competitors that market multimedia, accessory, and peripheral computer products, and computer and video game products. Many of these products are marketed by companies that are well established, have reputations for success in the development and sale of products, and have significantly greater financial, marketing, distribution, personnel, and other resources than the Company. See "Risk Factors - Litigation." The Company expects that direct and indirect competition is likely to intensify in the future. There can be no assurance that the Company will be able to compete successfully. See "Business - Competition."

Technological Change and New Products

         The PC retail industry in general, and the multimedia and computer and video game markets in particular, have been characterized by rapid technological change, frequent introduction of product upgrades, and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate such changes and to offer the market responsive products on a timely basis that meet these evolving industry standards and achieve market acceptance. There can be no assurance that the Company will have sufficient resources to develop or otherwise acquire new technology or to introduce new products that would satisfy an expanded range of customer needs. Additionally, delays in new product introductions or product enhancements, or the introduction of unsuccessful products, could adversely affect the Company's operating results in the future. The Company has experienced certain delays in anticipated delivery schedules on the introduction of new products. See "Business New Product - Development."

Dependence on Key Personnel; Need to Attract New Personnel


         The loss of the services of James L. Copland, the Company's President, Treasurer, Chairman of the Board, and Chief Executive Officer, could have a material adverse effect upon the Company. The Company has entered into a five-year employment agreement with Mr. Copland. The agreement includes non-competition and non-solicitation provisions for a 12-month period following termination of employment. The Company maintains key man life insurance on Mr. Copland in the amount of $1,000,000. The Company has assigned one-half of the proceeds of this policy to the estate of the insured. The Company's success also depends on its ability to identify, recruit, and retain additional experienced management, engineering, and marketing personnel. There can be no assurance that the Company will be able to hire or retain necessary personnel. The failure of the Company to attract and retain personnel with the requisite expertise or to internally develop personnel with such expertise could adversely affect the prospects of the Company's success. See "Management - Executive Officers and Directors," and "Management - Employment Agreements."


Reliance Upon Major Customer


         Sales of the Company's product to one customer represented approximately 22% and 12% of the Company's revenue during the years ended June 30, 1995 and June 30, 1996, respectively. No other customer accounted for more than 10% of the Company's revenue during these periods. If this customer discontinues or materially decreases its orders from the Company and the Company is unable to replace it with new customers, the Company's results of operations could be materially and adversely affected. See "Business - Marketing."


Dependence on Third-Party Suppliers


         The Company historically has purchased keyboards and certain other components from a single source. In October 1995, this supplier gave notice of termination of its agreement with the Company and gave notice of certain claims against the Company. In August 1996, the Company settled its dispute with this supplier. The Company has identified and placed orders with three alternate suppliers for its products and component parts. The Company does not have supply agreements with any of these suppliers. Although the Company has not experienced any material difficulties in obtaining supplies in the past with the exception of timely delivery of new products, and the Company believes that additional suppliers are readily identifiable, any reduction or interruption in supply from its vendors or suppliers could adversely affect the Company's ability to supply orders for certain of its products. See "Business - Raw Materials and Supplies."

Risks Associated with International Sales; Currency Fluctuations


         Expenses from foreign operations are not denominated in U.S. dollars. Expenses denominated in foreign currency accounted for approximately 11% of the Company's expenses for the year ended June 30, 1995, computed on a pro forma basis as if the foreign subsidiary were owned by the Company for the entire period, and 26% of the Company's expenses for the year ended June 30, 1996. The Company's operations abroad expose the Company to risks such as exposure to currency fluctuations, exchange rates, tariffs and other barriers, differing standards requirements, difficulties in staffing and managing international operations, differing regulatory requirements, potentially adverse tax consequences, and country-specific product requirements. In addition, the Company is exposed to gains and losses on international currency transactions. Currently, the Company does not engage in international currency hedging transactions. There can be no assurance that these factors will not have an adverse impact on the Company's future revenue or operating results. See "Business - Marketing."


Intellectual Property; Patents

         The Company's success is dependent, in part, on its proprietary information, technology, and know-how. The Company relies on a combination of patents, copyrights, trademarks, trade secrets, and confidentiality agreements to establish and protect its proprietary rights. Despite these efforts, it may be possible for competitors or users to copy aspects of the Company's products or to obtain information that the Company regards as a trade secret. See "Business - Intellectual Property Rights" and "Business - Legal Proceedings."

Seasonality; Fluctuations in Quarterly Operating Results

         As new standards or significant new products are introduced in the industry, sales may slow significantly while the market reacts to these factors. Therefore, the Company's revenue may vary significantly from quarter to quarter. Additional factors that may affect revenue include the timing of customer orders, changes in the Company's product and customer mix, the introduction of new products by the Company, pricing pressures, and economic conditions. The Company also incurs significant development, sales, and marketing expenses in anticipation of future sales. If demand for the Company's products weakens, or if orders are not shipped in any quarter as anticipated, the Company's results of operations for that quarter could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Need for Additional Financing; Absence of Financing


         The Company completed its initial public offering in December 1995. In addition, the Company completed a private placement of preferred stock in June 1996. The Company's continued viability will depend upon its ability to generate cash from operations or obtain additional financing sufficient to meet its obligations as they become due. Unless the Company can generate cash from operations sufficient to fund all of its operating needs, the Company will be required to obtain additional financing. The Company currently is negotiating a revolving bank line of credit. In addition, the Company's European subsidiary maintains a small line of credit with a Belgian bank. There can be no assurance that additional financing, if required, will be available to the Company on acceptable terms, if at all. Any inability by the Company to obtain additional required financing may have a material adverse effect on the operations of the Company.

Litigation

         The Company currently is suing a competitor in the keyboard industry alleging, among other things, misappropriation of trade secrets. The Company further alleges that the competitor, through its parent company, has infringed upon the Company's proprietary technology by its introduction of a multimedia keyboard product. In response, the defendant named the Company in a counterclaim for defamation. To the extent that this lawsuit requires management time and other resources, results of operations may be negatively impacted. See "Business Legal Proceedings."

Control by Principal Shareholder


         James L. Copland, President of the Company, currently owns approximately 33% of the outstanding shares of Common Stock, assuming no exercise of currently outstanding options or warrants or conversion of currently outstanding Series A Preferred Stock into shares of Common Stock. Consequently, Mr. Copland initially may have the power to effectively control the Company. See "Principal Shareholders."


Possible Issuance of Preferred Stock


         The Company is authorized to issue up to 5,000,000 shares of Serial Preferred Stock, par value $0.01 per share. The Serial Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by the Company's shareholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions as determined by the Board of Directors. In June 1996 , the Company issued 1,051 shares of Series A Preferred Stock in a private placement, resulting in proceeds to the Company of $10,510,000. Although the Company has no present plans to issue any additional shares of Serial Preferred Stock, the issuance of Serial Preferred Stock in the future could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. In particular, specific rights granted to future holders of Serial Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by the present owners. See "Description of Securities."


Lack of Dividends

         The Company has never paid any cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the expansion and development of its business. See "Dividend Policy."

Change in Control Provisions

         The Arizona General Corporation Law contains provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of the Company, even when these attempts may be in the best interests of shareholders. See "Description of Securities - Statutory Provisions Affecting Persons Who Acquire a Substantial Amount of the Company's Securities."

Limited Liability of Directors


         The Company's Amended and Restated Articles of Incorporation eliminate the personal liability of a director to the Company and its shareholders for monetary damages for breach of fiduciary duty of care as a director to the fullest extent allowed by Arizona law, subject to certain exceptions. Accordingly, except in such circumstances, the Company's directors will not be liable to the Company or its shareholders for breach of such duty. See "Management - Limitation of Director's Liability and Indemnification."

Possible Volatility of Stock Price


         The Company's Common Stock and warrants issued to the public in connection with the Company's initial public offering ("IPO Warrants") have traded on The Nasdaq Stock Market, Inc. ("Nasdaq") for the SmallCap Market since December 14, 1995. The trading prices of the Company's Common Stock and IPO
Warrants have been and, in the future , may continue to be subject to wide fluctuation in response to factors such as technological innovations, new product developments, general trends in the Company's industry, as well as
quarterly   variations  in  the  Company's  results  of  operations  and  market conditions in general. During certain periods, the stock markets have experienced extreme price and volume fluctuations that have particularly affected the market prices for many small companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of the Company's Common Stock and IPO Warrants.

Maintenance Criteria for Nasdaq Securities;  Penny Stock Rules


         The Company's Common Stock and IPO Warrants trade on Nasdaq. There is no assurance that the Company will be able to sustain the maintenance standards for Nasdaq SmallCap Market listing with respect to the shares of Common Stock in the future. If the Company's shares of Common Stock fail to maintain Nasdaq's SmallCap Market listing, the market value of the securities likely would decline and holders of these securities likely would find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities.

         In addition, if the Company fails to maintain Nasdaq's SmallCap Market listing for its securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in the Company's Common Stock would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of the Company's securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Company's securities, they likely would become less willing to engage in such transactions, thereby making it more difficult for purchasers in this offering to dispose of their securities.

Rights to Acquire Shares


         Future sales of substantial amounts of Common Stock could adversely affect the prevailing market price of the Company's Common Stock. In June 1996, the Company issued 1,051 shares of Series A Preferred Stock . The Series A Preferred Stock is convertible into Common Stock at a conversion rate based upon the average closing bid price of the Company's Common Stock for the ten trading days prior to conversion. If all of the outstanding shares of Series A Preferred Stock had been converted on October 24, 1996 based on 85% of the average closing bid price of the Common Stock for the ten trading days ended October 23, 1996, not including accretion through that date, and subject to a vote of shareholders to increase the Company's authorized share capital, approximately 23,958,333 shares of Common Stock representing approximately 82% of the Common Stock following conversion, would have been issued as a result of the conversion. Furthermore, should the trading price of the Common Stock decline from the price on October 24, 1996 prior to the conversion of all shares of the Series A Preferred Stock, the number of shares issuable upon conversion will increase proportionately. See "Description of Securities -Preferred Stock."


         A total of 1,010,500 shares of Common Stock have been reserved for issuance upon exercise of options granted or which may be granted under the Company's Stock Option Plan. See "Management - Stock Option Plan." Options to acquire 636,585 shares of Common Stock at an exercise price ranging from $1.00 per share to $5.70 per share currently are outstanding. Stock purchase warrants to acquire 588,500 shares of Common Stock at an exercise price of $1.20 per share currently are outstanding. IPO Warrants to acquire 258,750 shares of Common Stock at an exercise price of $7.00 per share are currently outstanding. In addition, warrants to acquire 90,000 shares of Common Stock and 45,000 IPO Warrants were issued to Sovereign Equity Management Corporation (the "IPO Underwriters") in connection with the Company's initial public offering. During the terms of such options and stock purchase warrants, if the market price of the Company's Common Stock exceeds the applicable exercise price, the holders thereof will have the opportunity to profit from an increase in the market price of the Common Stock. The existence of such stock options and stock purchase warrants may adversely affect the terms on which the Company can obtain additional financing, and the holders of such options and stock purchase warrants can be expected to exercise such options and stock purchase warrants at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise of such options and stock purchase warrants. See "Management Stock Option Plan," "Description of Securities - Shares Eligible for Future Sale," and "Description of Securities - Other Warrants."


Future Sales of Common Stock; Possible Future Sales by Selling Shareholders


         This Prospectus forms a part of a Registration Statement that registers 17,958,760 shares of Common Stock for offer and sale by Selling Shareholders, issuable upon conversion of the Company's Series A Preferred Stock. The Selling Shareholders may concurrently elect to sell their shares into the public market, which could have a depressing or overhanging effect on the market price of the securities offered by this Prospectus. If the trading price of the Company's Common Stock declines prior to the conversion of all shares of the Series A Preferred Stock, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock will increase proportionately.

         Of the 5,270,569 shares of Common Stock currently outstanding, 3,670,569 will be deemed to be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares") and may not be sold unless the shares to be sold have been registered under the Securities Act or the sale is made pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144. Of such shares, 1,756,178 are available for sale pursuant to Rule 144, subject to the lock-up described below. An additional 18,000 shares and 25,822 shares will be available for sale pursuant to Rule 144 in January 1997 and October 1997, respectively. An additional 1,300,000 shares, 75,000 shares, 87,500, 22,915, 148,230, and 236,924 shares will be available for sale pursuant to Rule 144 in April 1997, May 1997, September 1997, June 1998, September 1998, and October 1998, respectively. All officers and directors of the Company (who collectively hold 1,703,692 shares) have agreed that they will not sell any of their shares, including any shares acquired by the exercise of any options or warrants, for a period of 18 months from December 14, 1995, the date of the Company's initial public offering without the prior written consent of the IPO Underwriters. In addition, 366,822 shares of Common Stock issued upon conversion of 39 shares of Series A Preferred Stock eligible for resale pursuant to Rule 144 in 1998, and 23,958,333 shares of Common Stock issuable upon future conversion of 1,012 outstanding shares of Series A Preferred Stock, have been included in the Registration Statement of which this Prospectus forms a part and may be sold from time to time pursuant to such registration. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock. However, the possibility that substantial amounts of Common Stock may be sold in the public market may have an adverse effect on the market prices for the Company's Common Stock. See "Description of Securities Shares Eligible for Future Sale."


Forward-Looking Information May Prove Inaccurate

         This Prospectus contains various forward-looking statements that are based on the Company's beliefs as well as assumptions made by and information currently available to the Company. When used in this Prospectus, the words "believe," "expect," "anticipate," "estimate," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties, and assumptions, including those identified under "Risk Factors." If one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition to the other risk factors set forth above, among the key factors that may have a direct bearing on the Company's results are competitive practices in the multimedia, interactive, and communications segments of the PC and video game industries (generally and particularly in the Company's principal product markets), the ability of the Company to meet existing financial obligations in the event of adverse industry or economic conditions or to obtain additional capital to fund future commitments and expansion, the Company's relationship with employees, and the impact of current and future laws and governmental regulations affecting the PC and video game industries and the Company's operations.



                                 DIVIDEND POLICY

         The Company has never paid any cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. Instead, the Company intends to retain any earnings to provide funds for use in its business.


                                 USE OF PROCEEDS


         The Company will not receive any of the proceeds from the sale of shares of the Common Stock offered hereby for the account of the Selling Shareholders. See "Selling Shareholders."



                           PRICE RANGE OF COMMON STOCK


         The Company's Common Stock and IPO Warrants have been quoted on the Nasdaq SmallCap Market under the symbols "SCTI" and "SCTIW," respectively, since December 14, 1995.


         The following table sets forth the quarterly low bid and high ask prices of the Company's Common Stock for the calendar periods indicated on the Nasdaq SmallCap Market.


                                                                                Common Stock
                                                                                ------------
                                                                            Bid               Ask
                                                                            ---               ---
1995:
     Fourth Quarter (from December 14, 1995)...................            6.00              7.75

1996:
     First Quarter.............................................            6.50              8.75
     Second Quarter............................................            3.38              8.88
     Third Quarter (through   October 23, 1996)................            0.34              4.88


         As of August 14, 1996, there were 50 holders of record and 822 beneficial holders of the Company's Common Stock. On October 23, 1996, the closing bid price of the Common Stock on the Nasdaq SmallCap Market was $0.34.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Overview


         SC&T International, Inc. (the "Company") was formed in June 1993. Since July 1993, the Company's monthly revenue has grown from approximately $8,000 to approximately $718,000 in September 1996. On December 31, 1994, the Company purchased SC&T Europe, a marketing and distribution company located in Antwerp, Belgium. Revenue from SC&T Europe represented 40% of the Company's consolidated revenue for the year ended June 30, 1995 and 51% of the Company's consolidated revenue for the year ended June 30, 1996. SC&T Europe's revenue from products other than the Company's products represented approximately 22% of the Company's consolidated revenue for the year ended June 30, 1995 and the year ended June 30, 1996.

         Despite the expansion in the number of customers and the corresponding increase in revenue since commencing operations, the Company's total operating expenses have exceeded revenue, resulting in net losses of approximately $792,000 for the year ended June 30, 1995 and approximately $2,688,000 for the year ended June 30, 1996. The loss recorded for the year ended June 30, 1996 includes an aggregate of approximately $1,300,000, which consists principally of
(i) non-recurring expenses of approximately $300,000, which represent interest associated with, and amortization of loan acquisition costs due to, the repayment of debt financing in the amount of $1,875,000; (ii) an adjustment of $670,000 to inventory, representing the Company's decision to reduce the price of certain of its products in order to reposition its first generation products at lower, more aggressive suggested retail prices and to increase the products' distribution and exposure at the retail outlets; (iii) $165,000 in noncash payments for consulting services provided by a former sales representative; and
(iv) $114,000 in cost associated with tooling and parts for discontinued products.


         The Company's primary costs are for research and development, tooling for new products, inventory, trade shows, and selling and promotion activities. The Company expects these costs to increase in connection with the anticipated expansion of sales. In addition, operating results may be influenced by factors, such as the demand for the Company's products, the timing of new product introductions by both the Company and its competitors, pricing by both the Company and its competitors, inventory levels, the Company's ability to develop and market new products, the Company's ability to manufacture its products at high quality levels and at commercially reasonable costs, the timing and levels of sales and marketing expenditures, and general economic conditions.

Results of Operations of the Company for the Years Ended June 30, 1996 and 1995

Net Sales


         Net sales for the year ended June 30, 1996 were approximately $3,771,000 or approximately $254,000 greater than net sales for the year ended June 30, 1995. In addition, the Company had a backlog of orders totaling approximately $443,000 at June 30, 1996 and $1,642,000 at August 31, 1996. The Company had no material backlog at June 30, 1995. The increase in net sales resulted from a variety of factors, including growing acceptance of the Company's products in the marketplace, limited sales during the Company's initial months of operation, sales by SC&T Europe subsequent to its acquisition on December 31, 1994, and expansion of the Company's product lines. Net sales for the year ended June 30, 1996 were negatively impacted by a delay in the manufacture and release of new products the Company is bringing to the market. The products expected for delivery in spring of 1996 were delayed by three to four months until the first quarter of fiscal 1997. Approximately $537,000 of the Company's net sales during the year ended June 30, 1996 represents sales by SC&T Europe of products other than the Company's products.

Gross Profit

         The Company's gross profit percentage for the year ended June 30, 1996 reflects the Company's decision to reduce the price of certain of its first generation products remaining in inventory in anticipation of the introduction of second generation products. The Company's gross profit percentage for the year ended June 30, 1996, prior to adjustment for this price reduction, was 31%. However, the Company's gross profit percentage after adjustment for this price reduction declined from 29% for the year ended June 30, 1995 to 13% for the year ended June 30, 1996. Gross profit is affected by several factors, including the mix of sales between the Company's products, which typically sell at gross profit margins ranging from 25% to 40%. The Company continued to offer reduced distributor pricing on certain of its products, thereby offering greater incentive to its customers to increase the exposure and distribution of the Company's products at retail outlets.


Payroll and Payroll Taxes

         The Company's payroll and payroll tax expense increased from approximately $558,000 in the year ended June 30, 1995 to approximately $732,000 in the year ended June 30, 1996, or approximately 31%. This resulted in an increase in payroll and payroll tax expense as a percentage of sales from 16% for the year ended June 30, 1995 to 19% for the year ended June 30, 1996. This represents an increase in sales and operations personnel. In addition, a significant portion of the increase in payroll and payroll taxes is a result of additional employees due to the acquisition of SC&T Europe on December 31, 1994.

Selling and Promotion


         The Company's selling and promotion expenses increased from approximately $413,000 in the year ended June 30, 1995 to approximately $854,000 in the year ended June 30, 1996, or approximately 107%. This represents an increase in selling and promotion expenses as a percentage of sales from 12% for the year ended June 30, 1995 to 23% for the year ended June 30, 1996. A portion of these expenses was utilized to continue promoting new products and creating new packaging for the Company's PLATINUM SOUND line. In addition, the Company exhibited its products at several trade shows in the United States and Europe.


Office and Administration

         The Company's office and administrative expenses increased from approximately $465,000 in the year ended June 30, 1995 to approximately $496,000 in the year ended June 30, 1996, or approximately 6%. As a percentage of net sales, office and administrative expenses remained the same at 13% for the years ended June 30, 1995 and June 30, 1996.

Research and Development

         Expenditures for research and development increased from approximately $90,000 in the year ended June 30, 1995 to approximately $215,000 in the year ended June 30, 1996, or approximately 140%. The Company's expenditures for research and development vary from period to period depending upon the number of new products under development and the stage of the development and vary as a percentage of sales depending upon sales achieved in that period.

Development Cost Amortization

         Development cost amortization increased from approximately $14,000 for the year ended June 30, 1995 to approximately $112,000 for the year ended June 30, 1996. Development cost amortization represents amortization of costs associated with development of new products. Such costs are amortized over a 12-month period commencing with the first sale of the product.

Consulting Fees


         Expenditures for consulting fees increased from approximately $39,000 for the year ended June 30, 1995 to approximately $283,000 for the year ended June 30, 1996. Approximately $165,000 of this increase represents consulting services provided by a former sales representative who will be compensated by payment in Common Stock.


Financing Costs - Interest and Amortization

         In April, May, and September 1995, the Company completed two private placements of short-term bridge financing totaling $1,875,000. An aggregate of 162,500 shares of Common Stock were issued in connection with this debt. As a result, approximately $244,000 was recorded by the Company as loan acquisition costs, which are amortizable over the life of the debt. In December 1995, the Company used approximately $1,875,000 of the proceeds of its initial public offering to repay this debt. Upon repayment, the unamortized amount recorded as loan acquisition costs was expensed. This amount, together with interest associated with the short-term bridge financing, resulted in an aggregate expense of approximately $300,000 during the year ended June 30, 1996. There was no comparable expense incurred during the year ended June 30, 1995 and there is no comparable expense anticipated in future reporting periods.

Net Loss


         As a result of the factors described above, the Company's loss from operations increased from approximately $678,000 in the year ended June 30, 1995 to approximately $2,277,000 in the year ended June 30, 1996. The Company's net loss increased from approximately $792,000 in the year ended June 30, 1995 to approximately $2,688,000 in the year ended June 30, 1996. The loss of $2,688,000 includes an aggregate of approximately $1,300,000, which consists principally of
(i) $300,000 of non-recurring amortization costs associated with debt that was retired with proceeds of the Company's initial public offering; (ii) approximately $670,000 of adjustments relating to the Company's decision to reduce the price of certain of its first generation products remaining in inventory in anticipation of the introduction of second generation products to be released; (iii) $165,000 in noncash payments for consulting services provided by a former sales representative; and (iv) $114,000 in costs associated with tooling and parts for discontinued products. The net loss, prior to the inclusion of the $1,300,000 of adjustments, was approximately $1,388,000 for the year ended June 30, 1996 as compared to the net loss of approximately $792,000 for the year ended June 30, 1995.


Net Loss Per Share

         Net loss per share from operations increased to $0.49 for the year ended June 30, 1996 from $0.18 for the year ended June 30, 1995. The loss per share from operations of $0.49 includes a $0.22 per share loss due to approximately $1,000,000 of the adjustments described above. The effect of these adjustments were an increase in net loss per share from operations from $0.27 per share to $0.49 per share for the year ended June 30, 1996.

         Net loss per share increased to $0.58 for the year ended June 30, 1996 from $0.21 for the year ended June 30, 1995. The loss per share of $0.58 includes the $0.28 per share loss due to approximately $1,300,000 in adjustments described above. The aggregate effect of these adjustments was an increase in net loss per share from $.30 per share to $0.58 per share for the period ending June 30, 1996.

Liquidity and Capital Resources


         As a result of the Company's initial public offering in December 1995 and its private placement of Series A Preferred Stock in June 1996, the Company's working capital improved to approximately $10,684,000 at June 30, 1996. Historically, the Company has experienced a working capital deficiency primarily due to operating losses and investment in research and development and has incurred losses since inception. In addition, the Company is required to pay the costs of stocking inventory before the Company receives orders and payment from its customers. Typically, the Company's customers do not pay the Company for its products until approximately 60 days following delivery and billing. As a result, the receipt of cash from operations typically lags substantially behind the payment of the costs for purchase and delivery of the Company's products.


         Through July 1996, the Company financed operations by factoring its United States receivables. Historically, the Company's European subsidiary financed operations through a line of credit of approximately $168,000, denominated in Belgian francs. During the year ended June 30, 1996, this line of credit was increased to approximately $182,000, denominated in Belgium francs. In addition, to raise funds to meet its expenses, the Company obtained inventory financing in April and May 1995 of $1,000,000, completed a private placement in April 1995 of $1,500,000 for 2,000,000 shares of Common Stock, and completed a private placement in September 1995 of $875,000 of 8% Subordinated Debentures. An aggregate of 162,500 shares of Common Stock were issued in connection with the placement of the inventory financing and the 8% Subordinated Debentures. In December 1995, the Company used approximately $1,875,000 of the proceeds of its initial public offering to repay the inventory financing and the 8% Subordinated Debentures. The Company currently is negotiating a revolving line of credit of $500,000.


Weaknesses in Financial Controls


         The Company's independent certified public accountants reported to the Company that, in the course of the audit of the Company's financial statements for the year ended June 30, 1995, they discovered various conditions that they believed constituted material weaknesses in the financial controls of the Company but which did not cause them to modify their reports on such financial statements. These conditions consisted of the following: lack of formal documentation of operational and accounting policies and procedures; lack of formal documentation of significant transactions; lack of policies and procedures to ensure the timely and accurate recording and reporting of significant transactions; lack of adequate segregation of duties; lack of adequate recordkeeping and record retention policies; and inadequate provisions for the physical safeguarding of certain of the Company's assets. The Company has begun implementation of certain steps it has determined to be necessary to correct such weaknesses in its financial controls. In this regard, the Company has engaged the Company's independent public accountants to assist in the design, development, and implementation of new policies and procedures and hired a Vice President of Finance in September 1995 (subsequent to substantially all of the operations reflected in the Company's financial statements for fiscal
1995). In addition, the Company has implemented procedures for the retention and safekeeping of key documents and files, for the timely recording of transactions, and for the accurate posting and tracking of cash receipts. As discussed above, the Company engaged its independent certified public accountants to assist in the design, development, and implementation of new policies and procedures. This engagement is currently in process and the Company is working closely with the independent public accountants to address the deficiencies discussed above.

                                    BUSINESS

General


         The Company develops and markets accessory and peripheral products for the multimedia, interactive, and communications segments of the PC and video game industries. The Company's products include fully integrated multimedia stereo keyboards, CD-ROM storage systems, various aftermarket equalizer/amplifiers, sound enhancement products, sub-woofer sound systems, PC volume controllers, CD-ROM audio cables, and a line of PC and video arcade racing wheels for SEGA, Nintendo, Sony Playstation, and IBM PCs.

         The Company focuses on the multimedia, interactive, and communications segments of the industry, developing technology to furnish one-step, integrated solutions for the PC user interested in updating existing equipment. The Company began operations in June 1993 and achieved sales of approximately $1,372,000, $3,517,000 and $3,771,000 during the years ended June 30, 1994, June 30, 1995, and June 30, 1996, respectively. Although the Company's revenue has increased significantly since inception, the Company recorded losses of approximately $792,000 and $2,688,000 for the years ended June 30, 1995 and June 30, 1996, respectively.


Industry Overview


         The market for multimedia applications and equipment is evolving rapidly and is characterized by rapid technological change. Unlike certain other segments of the computer market, the multimedia segment is consumer driven. As a result, many PC manufacturers have redesigned their product mix to dramatically increase the multimedia portion of their product lines. Some have reconfigured their product lines so that 100% of their products offer multimedia capabilities.

         BIS Strategic Decisions ("BIS") estimates that the total sales of multimedia home personal computers in the United States totaled 4.6 million units in 1995, up 29% from the 3.5 million units sold in 1994. Total growth in the installed base of home personal computers in the United States in 1995 was estimated by BIS at 12% or approximately 3.6 million computers. By 2000, BIS predicts the installed base of home personal computers will be in excess of 50 million units, representing a compounded annual increase of 45% from the installed base in 1995.


         Further growth of the consumer market is expected if multimedia applications successfully integrate home computing, entertainment, and communication activities. BIS indicates that home computers accounted for approximately 26% of the 1995 PC market in the United States, up from approximately 24% in 1994. The Company believes that consumer demand for high-powered multimedia computers for the home will fuel projected growth in the multimedia computer market, resulting in an increase in potential demand for the Company's products.

Products

Integrated Multimedia Stereo Keyboard Products


         The Company currently produces two integrated multimedia stereo keyboards compatible with all IBM systems, CD-ROM drives, and sound cards. The PLATINUM SOUND model MSK-200 serves the high end of the market, and the PLATINUM SOUND model MAK-100 provides a low end, more affordable product. See "Business - New Product Development."

         Both models are teleconferencing ready and feature magnetically-shielded, four inch, full range, 16 watt stereo speakers, a built-in, high-density microphone, external microphone and headphone jacks, and a sliding volume control. In addition, the MSK-200 model features a 13 watt stereo amplifier, LED readout, an ergonomic wrist rest and sliding controls for bass, treble, and left-right balance. The suggested retail price for the MSK-200 is $99.95 and for the MAK-100 is $49.95.

CD-ROM Storage Systems


         The Company offers CD-ROM and 3 1/2" computer diskette storage units. The units are available in black or white. The CD-ROM storage units hold up to 40 CD-ROM discs and the computer diskette storage units hold up to 40 diskettes. The suggested retail price for the CD-ROM storage units is $19.95. The suggested retail price for the computer diskette storage units is $14.95.


Multimedia Equalizer/Amplifier


         The Company offers a 100 watt peak performance OmniTM SRS(R) 3D Surround Sound equalizer/amplifier. This product features volume and balance controls and 7-band graphic equalization. This product offers high-fidelity SRS(R) Surround Sound, compatible with IBM and Macintosh PCs as well as with all computer sound cards. The equalizer/amplifier installs into a 3.5" drive bay or may be used externally, and has an autoswitch universal power supply that can be connected to a portable tape or compact disc player. The suggested retail price for the equalizer/amplifier is $49.95.


Base Sub-Woofer System


         The Company offers a 160 watt peak performance sub-woofer satellite speaker sound system. This product features volume and base controls and is available for the home stereo and PC markets. The suggested retail price for this product is $99.95.


Multimedia Volume Controller

         The Company markets a volume controller that allows easy access volume control, eliminating the inconvenience of adjusting volume at the sound card or with software volume control. The suggested retail price for the volume controller is $9.99.

CD-ROM Audio Cables

         The Company's original product is its universal twin head CD-audio cable featuring a universal twin head design and shielded cable. The universal twin head design allows retailers and OEMs to carry a significantly lower amount of inventory while maintaining the ability to provide cable that is compatible with any combination of sound card and CD-ROM drive.

Video Arcade Racing Wheels


         The Company's newest product, the PER4MERTM Turbo Wheel, is a line of video arcade racing wheels compatible with SEGA, Nintendo, Sony Playstation, and IBM PCs. The wheel is an arcade style input device, featuring analog and digital controls for the Sony Playstation and analog controls for all other platforms. The wheel plugs directly into the game port connection. The suggested retail price for this product is $49.95.


Marketing


         The Company markets its products internationally to the retail, OEM, corporate, and video game segments of the market through a combination of direct sales, a network of independent sales representatives, and its wholly owned European and United Kingdom marketing subsidiaries. The Company's products currently are marketed in 12 countries, including the United States, Belgium, Germany, France, Italy, Switzerland, the United Kingdom, Spain, Canada, and Russia. For the years ended June 30, 1995 and June 30, 1996, sales in the United States accounted for approximately 60% and 49%, respectively, of the Company's consolidated revenue, and sales in Europe accounted for approximately 40% and 51%, respectively, of the Company's consolidated revenue. Sales by SC&T Europe of products, other than the Company's products, represented approximately 22% of the Company's consolidated revenue for each of the years ended June 30, 1995 and June 30, 1996. In February 1996, the Company hired a Regional Sales Manager to oversee sales by its U.S. independent sales representatives. The Company has engaged approximately 10 independent sales representatives in the United States and approximately five in the United Kingdom and Europe. In the United States, a sales representative is typically paid a 4% commission and in the United Kingdom and Europe a 10% commission on sales. The Company has written agreements with its United States independent sales representatives, but has not entered into written agreements with its European independent sales representatives. Agreements with independent sales representatives have a term of one year, with certain cancellation provisions. The Company expects to renew its agreements as they expire.

         Retail outlets and catalogue companies in the United States that carry the Company's products include Best Buy Products, Fry's Electronics, Inc., Babbages, Software, Etc., PC Connections, TigerDirect, and Micro Warehouse, Inc. The Company's OEM customers include Dell Computer Corporation, Dell Products Ireland, and Dell Products Malaysia. Typically, the Company's customers carry a limited number of the Company's products.

         During 1996, the Company expanded its retail product line to focus primarily on products for sale to the retail market at prices under $100. The Company redirected its focus so that a majority of its product lines retail under $100. To achieve this product mix, the Company has identified suppliers able to supply product at lower costs and make design modifications that reduced manufacturing costs. While the Company believes it will continue to maintain reduced manufacturing costs, there can be no assurance that the Company will be successful in its efforts.

         During 1996, the Company hired a general manager responsible for sales and marketing for its European subsidiary. The Company intends to hire a general manager responsible for sales and marketing for its United Kingdom subsidiary during fiscal 1997. The Company's current marketing efforts include advertising in trade and business publications, participation in domestic and international industry trade shows, and production of product literature and sales support tools. The Company's products are marketed under the registered trade name PLATINUM SOUND Multi-Media ProductsTM. Packaging and operating manuals are produced in five languages, including Spanish, French, German, Italian, and English.

         The Company's European sales are invoiced in U.S. dollars and Belgian francs. The Company's sales from the United Kingdom will be invoiced in U.S. dollars and pounds sterling. Expenses of the Company's international operations are incurred in various foreign currencies, principally pounds sterling and the Belgian franc. Accordingly, the Company is subject to the risk of fluctuations in currency exchange rates. To date, the Company has not experienced any material net gain or loss as a result of foreign currency fluctuations. There can be no assurance that the Company will not experience material adverse effects on operations from foreign currency fluctuations in the future. See "Risk Factors - Risks Associated With International Sales; Currency Fluctuations."


         In addition to sales to retail outlets, the Company currently markets its CD-ROM audio cables through OEMs. The Company also intends to expand sales of its products through the OEM and corporate segments of the market. There can be no assurance that the Company will be successful in this endeavor.


         During the years ended June 30, 1995 and June 30, 1996, Dell Computer Corporation represented approximately 22% and 12%, respectively, of the Company's revenue. The Company sells in response to purchase orders issued by Dell Computer Corporation. If Dell Computer Corporation discontinues or materially decreases its orders from the Company and the Company is unable to replace it with new customers, the Company's results of operations could be materially and adversely affected.


         In October 1996, SC&T Racing entered into an agreement to sponsor a formula Atlantic Team in the 1997 Player's Toyota Series races. The Company intends to use the racing team to promote its products and increase product brand awareness throughout the 1997 racing season.

New Product Development


         The Company currently is developing a new keyboard product, an ergonomic styled keyboard with a dual clock calculator enhancement, which it expects to introduce in the second or third quarter of fiscal 1997. The Company also is developing new sound-enhancement product bundles to expand its current line of retail and OEM products. There can be no assurance that the Company will complete development of these products or introduce them on a timely basis.

         The Company has entered into a two-phase design and engineering services agreement with Design Continuum, Inc., a San Francisco-based firm
("DCI"). Under the first phase, DCI designed the Company's next generation of integrated multimedia and communication keyboard products. Under the second phase of the agreement, DCI currently is performing mechanical engineering services required to build the tooling for manufacture of the new products.

         During the years ended June 30, 1995 and June 30, 1996, the Company spent approximately $90,000 and $215,000, respectively, on research and development. The Company expects to incur approximately $250,000 in research and development expense in connection with development of new products during fiscal 1997.


Subsidiaries


         On December 31, 1994, the Company purchased all of the outstanding shares of SC&T Europe for 210,000 shares of the Company's Common Stock. This agreement was renegotiated in June 1996, resulting in the forfeiture of 200,000 shares and the obligation, subject to certain contingencies, to issue 25,000 shares of the Company's Common Stock. SC&T Europe was incorporated in Belgium in March 1989. SC&T Europe markets the Company's products and distributes other computer related products throughout Europe. For the years ended June 30, 1995 and June 30, 1996, sales by SC&T Europe accounted for approximately $1,414,000 and $1,905,000, respectively, of the Company's consolidated revenue.

         In August 1996, the Company established a wholly owned subsidiary, SC&T UK, to be responsible for sales in the United Kingdom and Eastern Europe. In September 1996, the Company established two wholly owned subsidiaries, SC&T America, which will be responsible for sales in the United States and Canada, and SC&T Racing, which will be responsible for promoting the Company's name and products as sponsor of a professional formula racing team.


Competition

         The PC retail industry in general and the multimedia and video game markets in particular are highly competitive. Many of the Company's competitors have greater financial, technical, marketing, and sales resources than the Company. The Company's major competitors in the multimedia accessory and peripheral market are NMB, Maxiswitch, Silitek, Altec Lansing, Yamaha, and Labtech. The Company's major competitors in the video game market are Thrustmaster and MadCatz.


         Although the Company considers certain of its products to be proprietary, because the Company manufactures certain of its product lines through the assembly of component parts that are readily available in the world marketplace, there are few barriers that would prevent others from designing and assembling products similar to those sold by the Company.

         The Company believes the market for its fully integrated multimedia stereo keyboards is an emerging market. The Company faces direct competition as well as indirect competition from various combinations of non-integrated product solutions for audio and voice-recognition computer applications. If the Company's products gain market acceptance and the multimedia market matures , the Company anticipates that other companies will attempt to develop competing products.

         The Company competes primarily on the basis of design, quality, reliability, and the ease of use of its products. The Company also competes on value relative to the features offered by its products. Competitive price reductions , however, may have an adverse effect on the Company's revenue and profitability. See "Risk Factors -

 Competition."

Intellectual Property Rights


         The Company's success depends, in part, on its proprietary information, technology, and know-how. The Company relies on a combination of patents, copyrights, trademarks, trade secrets, and confidentiality agreements to establish and protect its proprietary rights. Despite these efforts, it may be possible for competitors or users to copy aspects of the Company's products or to obtain information that the Company regards as a trade secret.

         The Company has applied for a utility patent for the functional aspects of its multimedia stereo keyboards in the United States and has filed an international patent application designating Europe, Japan, Australia, Canada, Brazil, China, and South Korea. However, there can be no assurance that either the United States patent or any of the foreign patents will be granted or that the Company will have sufficient funds to enforce its intellectual property rights, or that the Company is not infringing on the proprietary rights of others. In addition, the Company filed an application for registration of the trademark PLATINUM SOUND and design and has registered certain copyrights in the United States and in foreign countries.


         Although the Company believes that patent, trade secret, and copyright protection are significant to its competitive position, other factors, such as the knowledge, ability, and experience of the Company's personnel, the Company's success at new product development and enhancements, and name recognition are more significant to its competitive position.

Raw Materials and Supplies

         The Company receives and inspects finished products and component parts at its United States facility. The Company tests a sample of all delivered products for compliance with specifications.


         Although the Company has not experienced any material difficulties in obtaining supplies in the past, any reduction or interruption in supply could adversely affect the Company's ability to supply certain of its products. As a result, the Company maintains a large inventory of its keyboard products. While this decreases the risk that the Company will be unable to supply its keyboard products in the event of any reduction or interruption in supply, it increases that risk associated with obsolescence resulting from technological change. During the year ended June 30, 1996, the Company wrote down its inventory in the amount of approximately $670,000, representing the Company's decision to reduce the price of certain of its first generation products remaining in inventory in anticipation of the introduction of second generation products to be released. In addition, the Company has experienced certain delays in anticipated delivery schedules for the introduction of new products.


Employees


         As of October 23, 1996, the Company's United States operation had 12 full-time employees, two of whom were employed in assembly and warehousing, four in engineering, sales, marketing, and customer support, two in research and development, and four in administration. In addition, the Company's United Kingdom and European subsidiaries have six full-time employees, four in sales, and two in administration.

         None of the Company's employees is represented by a labor union in collective bargaining with the Company. The Company believes its relations with its employees are good.

Properties


         The Company's warehouse and executive offices are located in approximately 7,700 square feet of leased space in Phoenix, Arizona. The Company leases this space for approximately $4,900 per month pursuant to a lease expiring on August 31, 1997. In October 1996, the Company purchased approximately 1.24 acres of land located at the Scottsdale Airpark in Scottsdale, Arizona. The Company is negotiating an agreement to build warehouse facilities and executive offices on this site.

         The Company's European subsidiary has relocated to Gent, Belgium. The Company currently leases approximately 535 square feet of office space for approximately $1,600 per month, denominated in Belgian francs. The lease expires on December 31, 1996. In addition, the Company and its European subsidiary lease offsite storage facilities as needed.

         In August 1996, the Company established a wholly owned marketing and sales subsidiary, SC&T U.K., to be located in northern England. The Company expects to lease premises for its United Kingdom subsidiary during the third quarter of fiscal year 1997.


         The Company anticipates that its facilities will be sufficient to serve its needs for the next 12 months. To the extent additional warehousing space is required, the Company intends to lease off-site, short-term storage facilities.

Legal Proceedings


         The Company filed a complaint against a competitor in the keyboard industry, Maxiswitch, in May 1995 in Pima County Superior Court in Pima County, Arizona, alleging, among other things, misappropriation of trade secrets. In response, the defendant named the Company in a counterclaim for defamation. In October 1995, the Company was granted leave to amend its complaint to further allege that the competitor, through its Taiwanese parent company, infringed upon the Company's proprietary technology through the introduction of a multimedia keyboard product, to allege violations of Arizona's Racketeering Influenced and Corrupt Practices Act ("RICO"), and to name the Taiwanese parent company as a second defendant. The Company is seeking damages in an unspecified amount as well as injunctive relief to enjoin the defendants from further violations of the Company's proprietary information. The defamation counterclaim seeks unspecified damages. The Company believes that the counterclaim is without merit and will vigorously defend the claim. The Company also intends to vigorously defend its proprietary information. Although the Company does not believe this proceeding will have a material adverse effect on the Company's operations, a failure to prevent the defendant from manufacturing and selling this product could result in increased competition for the Company's products.

         In January 1996, Seo Won K-Tec ("SWKT"), a former Korean supplier, filed a complaint against the Company in the Superior Court of the State of Arizona in and for the County of Maricopa, alleging that the Company was obligated to reimburse SWKT for inventory purchased in reliance upon alleged projections of sales, for unfilled purchase orders issued by the Company, and for tooling costs. The complaint seeks damages of approximately $1,000,000. In August 1996, the Company settled this dispute. Under the terms of the settlement, the Company is required to pay $114,000 to SWKT and SWKT received certain distribution rights in exchange for royalty payments from SWKT to the Company.

                                   MANAGEMENT

Directors and Executive Officers

         The following table sets forth information concerning each of the directors and executive officers of the Company:

Name                   Age        Position
----                   ---        --------

James L. Copland       46         President, Treasurer, Chairman of the Board,
                                  and Chief Executive Officer
Catherine Copland      47         Assistant Secretary, Director
Timothy J. Stocker     37         Vice President of Finance, Secretary
Harry G. Wilson        44         Director
Tommie E. Moxley       57         Director


         James L. Copland has served as President, Treasurer, and Chairman of the Board of the Company since its inception. From February until May 1993, Mr. Copland served as Vice President of Sales and Marketing for North and South America for Aztech Labs, Inc., a manufacturer and marketer of multimedia sound cards. From 1990 until 1992, Mr. Copland served as Vice President, Sales of Bondwell Industrial, Inc., a manufacturer and distributor of notebook computers and joy sticks. From 1986 until 1989, Mr. Copland served as President for North American Operations of Laser Friendly, US, and from 1984 until 1986 he served as Vice President, Sales and Marketing, of Atari (U.S.) Corporation. From 1982 until 1984, Mr. Copland served as General Sales and Marketing Manager of Commodore Computers, a Canadian company. Mr. Copland is the husband of Catherine Copland.

         Catherine Copland has served as a director of the Company since December 1994, as Assistant Secretary since April 1995, and as Manager of Customer Service since January 1995. Prior to this, Mrs. Copland has held various part-time administrative positions with Sun Life Insurance Company of Canada, Munich ReInsurance Company of Canada, and Pantek (US) Corp. Mrs. Copland is the wife of James L. Copland.

         Timothy J. Stocker has served as Vice President of Finance of the Company since September 1995. From 1988 until joining the Company, Mr. Stocker served as Vice President - Controller of Evans Withycombe Residential, Inc., a publicly traded REIT, and as Vice President - Controller of Evans Withycombe, Inc., its predecessor. Prior to joining Evans Withycombe, Mr. Stocker served as Controller for the Phoenix Division of a large single family home builder and was responsible for the overall financial reporting of that company. Mr. Stocker received his Bachelor of Science degree in accounting from the University of Arizona.

         Harry G. Wilson has served as a director of the Company since December 1994. Since 1984, Reverend Wilson has served as President and was the founder of Extended Hands, Inc., a non-profit organization of 250 volunteers performing missionary activities and supplying medical services to widows and orphans in Guatemala and Haiti.


         Tommie E. Moxley has served as a director of the Company since November 1995. Since 1979, Mr. Moxley has served as President of Compass Marketing Sales, Inc. ("Compass"), a manufacturer's representative for high technology components. Compass has offices located in the Southwestern and Rocky Mountain regions of the United States. In addition, Mr. Moxley consults with start-up companies, manufacturer's representatives and distribution companies. Prior to founding Compass, Mr. Moxley served in various positions in the electronics industry, including 15 years with TRW Electronics. Mr. Moxley serves on the Boards of three privately held corporations.

         At the time of the Company's initial public offering, Mr. Copland and Mr. Rudi Devers, former President of SC&T Europe, agreed that if the Company does not record a cumulative net profit, adjusted for costs incurred in connection with the Company's initial public offering, in the fiscal years ending June 30, 1996 and June 30, 1997, they will forfeit a total of 500,000 shares of Common Stock, which shares will be returned to the Company's treasury. Upon Mr. Devers separation from the Company and SC&T Europe, Mr. Devers agreed to the early forfeiture of his shares and, as a result, 200,000 shares held by him were returned to the Company's treasury.

Executive Compensation

                           Summary Compensation Table

         The following table sets forth all compensation earned by the Company's Chief Executive Officer (the ("Named Officer") for services rendered to the Company during the two preceding fiscal years. No other executive officer of the Company earned more than $100,000 in the prior fiscal years.

                                        Fiscal                        Annual
Name and Principal Position              Year                      Compensation
---------------------------             ------                     ------------

James L. Copland                         1996                      $104,000
  President, Treasurer,                  1995                      $102,000(1)
  Chairman of the Board, and
  Chief Executive Officer


______________________
(1) A portion of Mr. Copland's compensation set forth in the table above was accrued and not paid during the period it was earned. Subsequent to June 30, 1995, the Company issued 15,822 shares of Common Stock to Mr. Copland as partial payment for accrued but unpaid salary. See "Certain Transactions."


         Commencing September 1, 1995, Mr. Copland's employment agreement with the Company provides for an annual salary of $104,000. Mr. Copland's employment agreement also provides for payment to Mr. Copland, in the event of termination for any reason other than for cause prior to February 28, 1997, of all unpaid salary under the agreement through February 28, 1997, and for the purchase by the Company of Mr. Copland's shares of Common Stock or rights to purchase shares of Common Stock of the Company at their fair market value based on the then average trading price, less any unpaid exercise price on the date of termination. The employment agreement also provides for bonuses based upon performance to be paid to Mr. Copland at the discretion of the Company's Board of Directors. The Company granted 250,000 options and 50,000 options to Mr. Copland and Mrs. Copland, respectively, during the fiscal year ended June 30, 1995.



Limitation of Director's Liability and Indemnification

         Under Arizona law, the Company is empowered, under certain circumstances, to indemnify the directors, officers, employees, and agents of the Company. Section 10-851 of the Arizona Business Corporation Act authorizes the Company, generally, to indemnify directors, officers, employees, and agents against expenses and liabilities (including amounts paid in settlement) in connection with any lawsuit or proceeding involving any such director, officer, employee, or agent if he or she acted, or failed to act, in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, if the lawsuit is by or in the right of the Company (a shareholders' derivative suit on behalf of the Company), no director, officer, employee, or agent can be indemnified against judgments or amounts paid in settlement, and no indemnification for expenses may be made with respect to any claim, issue, or matter as to which such director, officer, employee, or agent shall have been adjudged to be liable to the Company (unless a court determines that indemnification is appropriate for reasonable expenses incurred).

         Under Arizona law, unless ordered by a court, indemnification pursuant to the foregoing may only be made by the Company as authorized in a specific case upon a determination that indemnification is proper under the circumstances because the director, officer, employee, or agent has met the applicable standard of conduct. Such determination shall be made generally (i) by the Board of Directors of the Company, acting by a majority vote of a quorum consisting of directors who were not parties to the lawsuit or proceeding; (ii) by independent legal counsel appointed by a majority of the disinterested directors for that purpose or, if there are no disinterested directors, then as selected by majority vote of the Board of Directors; or (iii) by the shareholders.

         In addition, under Arizona law, the Company is required, unless limited by its Articles, to (i) indemnify a director or officer of the Company against reasonable expenses incurred by the officer or director in connection with any lawsuit or proceeding if such director or officer has been successful on the merits or otherwise in the defense of such lawsuit or proceedings, and (ii) indemnify, subject to certain conditions, outside directors, as defined by Arizona law, against liability and pay an outside director's expenses in advance of a final disposition of a proceeding. The Company may advance or pay expenses incurred by a director, officer, employee, or agent in defense of any such lawsuit or proceeding upon the receipt of (i) a written affirmation from the director, officer, employee, or agent of such person's good faith belief that he or she has met the applicable standard of conduct; (ii) an undertaking by or on behalf of such director, officer, employee, or agent to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company; and (iii) a determination is made that the facts then known would not preclude indemnification under Arizona law.


         Pursuant to Arizona law, the Company's Articles of Incorporation provide that the Company shall indemnify any person who incurs liability or expense by such person acting as an officer or director of the Company. Arizona law does not permit the elimination of liability for (a) the amount of a financial benefit received by the director to which the director is not entitled; (b) an intentional infliction of harm on the Company or its shareholders; (c) certain unlawful distributions to shareholders; and (d) an intentional violation of criminal law. The effect of this provision in the Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) through (d) above. This provision will not alter the liability of directors under federal securities laws.


         The Company's Articles of Incorporation do not permit indemnification or advancement of expenses with respect to any action, suit, or proceeding whether civil, criminal, administrative, or investigative ("Proceeding"), or any claims therein brought or made by him or her against the Company, unless such Proceeding or claim is approved by the Board of Directors of the Company. The Company maintains directors' and officers' liability insurance.


         Pursuant to the terms of a registration rights agreement between the Company and each of the Selling Shareholders, the directors and officers of the Company also are indemnified against certain civil liabilities that they may incur under the Securities Act in connection with this offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.


Stock Option Plan

         The Stock Option Plan (the " Plan") provides for the grant of options to acquire the Company's Common Stock ("Options"). Options under the Plan may be issued to executives, key employees, and others providing valuable services to the Company and its subsidiaries. The Options issued may be incentive stock options or nonqualified stock options. The Company believes that the Plan represents an important factor in attracting and retaining executives and other key employees and constitutes a significant part of the compensation program for employees. A maximum of 1,010,500 shares of Common Stock of the Company may be issued under the Plan. If any change is made in the stock subject to the Plan, or subject to any Option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise), the Plan provides that appropriate adjustments will be made as to the maximum number of shares subject to the Plan and the number of shares and exercise price per share of stock subject to outstanding options. There are currently outstanding options to acquire 636,585 shares of the Company's Common Stock under the Stock Option Plan. These options were granted in February 1995, September 1995, and August 1996 to 11 individuals and/or entities, including options for 250,000 shares to Mr. Copland, options for 50,000 shares to Mrs. Copland, options for 100,000 shares to Mr. Devers, which have since been cancelled, and options for 50,000 shares to Mr. Stocker, at exercise prices ranging from $1.00 per share to $5.70 per share. Of these currently outstanding options, 4,500 will vest over a four-year period from the date of grant; 522,085 will vest over three years from the date of grant; and 110,000 will vest over a two-year period from the date of grant.


Eligibility and Administration


         Options may be granted only to persons ("Eligible Persons") who at the time of grant are either (i) key personnel (including officers and directors) of the Company or subsidiaries of the Company, or (ii) consultants or independent contractors who provide valuable services to the Company or to subsidiaries of the Company. Options that are incentive stock options may be granted only to key personnel of the Company (and its subsidiaries) who are also employees of the Company (or its subsidiaries).


         The Eligible Persons under the Plan are divided into two groups, and there may be a separate administrator (each, a "Plan Administrator") for each group. One group consists of Eligible Persons who are executive officers and directors of the Company and all persons who own 10% or more of the Company's issued and outstanding stock. The power to administer the Plan with respect to those persons may be vested either with the Board of Directors or with a committee ("Senior Committee") comprised of two or more disinterested directors who are appointed by the Board of Directors. The second group consists of Eligible Persons who are not executive officers or directors of the Company and those who do not own 10% or more of the Company's issued and outstanding stock. The power to administrate the Plan with respect to the second group of Eligible Persons may be vested with the Board of Directors of the Company or with a committee appointed by the Board of Directors. Each Plan Administrator will determine (a) which of the Eligible Persons in its group will be granted Options and Awards, (b) the amount and timing of the grant of such Options and Awards, and (c) such other terms and conditions as may be imposed by the Plan Administrator consistent with the Plan.

         To the extent that granted Options are incentive stock options, the terms and conditions of those Options must be consistent with the qualification requirements set forth in the Internal Revenue Code of 1986, as amended (the "Code"). There is no restriction as to the number of Options or Awards that can be granted to any one employee or as to the maximum number of shares with respect to which Options or Awards can be granted to any one employee.

Exercise of Options

         The expiration date, maximum number of shares purchasable, and the other provisions of the Options, including vesting provisions, are established at the time of grant. Options may be granted for terms of up to 10 years and become exercisable in whole or in one or more installments at such time as may be determined by the Plan Administrator upon the grant of the Options. The exercise prices of Options are determined by the Plan Administrator, but may not be less than 100% (110% if the Option is granted to a shareholder who at the time the Option is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its subsidiaries) of the fair market value of the Common Stock at the time of the grant.

         Options granted under the Plan are nontransferable other than by will or by the laws of descent and distribution upon the death of the Option holder and, during the lifetime of the Option holder, are exercisable only by such Option holder. Termination of employment at any time for cause immediately terminates all Options held by the terminated employee.

Duration and Modification

         The Plan will remain in force until February 6, 2006. The Board of Directors of the Company at any time may suspend, amend, or terminate the Plan except that, without the approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company, the Board of Directors may not (i) increase, except in the case of certain organic changes to the Company, the maximum number of shares of Common Stock subject to the Plan,
(ii) reduce the exercise price at which Options may be granted or the exercise price for which any outstanding Option may be exercised, (iii) extend the term of the Plan, (iv) change the class of persons eligible to receive Options or Awards under the Plan, or (v) materially increase the benefits accruing to participants under the Plan. Notwithstanding the foregoing, the Board of Directors may amend the Plan from time to time as it deems necessary in order to meet the requirements of any amendments to Rule 16b-3 promulgated under the Securities Exchange Act of 1934 without the consent of the shareholders of the Company.

Plan Not Exclusive

         The Plan provides that it is not intended to be the exclusive means by which the Company may issue options to acquire its Common Stock. To the extent permitted by applicable law, the Company may issue any options other than pursuant to the Plan without shareholder approval.

                              CERTAIN TRANSACTIONS

         In connection with the incorporation and initial organization of the Company and a subsequent purchase of equity securities of the Company in December 1993, James L. Copland, the Company's President, Treasurer, Chairman of the Board, and Chief Executive Officer, purchased 1,677,870 shares of Common Stock in exchange for cash, equipment, and past services. In connection with the Company's private placement of securities in April 1995, Mr. Copland converted 10 shares of Common Stock into 10 shares of Series A Preferred Stock (the "Preferred Stock"). The Preferred Stock was identical in all respects to the Company's Common Stock except that each share of Preferred Stock was entitled to votes equal to 230,000 shares of Common Stock. The shares of Preferred Stock were reconverted into 10 shares of Common Stock as of December 14, 1995. An additional 15,822 shares were issued to Mr. Copland in September 1995 in partial payment of salary accrued by the Company for past services rendered by Mr. Copland.


         In February 1995, James L. Copland and Catherine Copland were granted 250,000 options and 50,000 options, respectively, under the Company's Stock Option Plan. In addition, the Company owed Mr. Copland approximately $90,000 at September 30, 1995, representing accrued but unpaid salary less sums advanced previously to Mr. Copland. There was no remaining unpaid balance at June 30, 1996.

         Until April 1996, the building in which the Company's European office and warehouse were located was 50% owned by Rudi Devers, then a director and shareholder of the Company. The Company leased approximately 5,400 square feet at a rate, denominated in Belgian francs, that translated to approximately $3,700 per month. The Company believes that the terms of the lease were no less favorable to the Company than would be the case in a transaction with an unrelated person.

         In April and May 1995, the Company issued and sold $1,000,000 in principal amount of 6% notes, 75,000 shares of Common Stock, and warrants to purchase 588,500 shares of Common Stock at a price of $1.20 per share, to Maraval and Associates, Bauman, Ltd., Robert Adams, Caspian Consulting, Ltd., Roddy Diprimo, Ltd., and

Umbiquity Holdings, S.A. The Company retired the $1,000,000 principal amount of these notes with proceeds from its initial public offering.

         In June 1996, the Company entered into an agreement with Rudi Devers, whereby Mr. Devers resigned as an officer, director, and employee of the Company and of SC&T Europe. Under the terms of the agreement, Mr. Devers will receive $29,166. In addition, Mr. Devers is entitled to purchase a vehicle currently owned by SC&T Europe for $12,000. Mr. Devers forfeited 200,000 shares of Common Stock in the Company owned by him on the date of the agreement. Mr. Devers also agreed to nonsolicitation and non-competition arrangements for a period of 24 months from the date of the agreement. Upon compliance with the terms of the agreement, up to 25,000 shares of Common Stock may be issued to Mr. Devers.

         The Company believes that all of the foregoing transactions were on terms no less favorable to the Company than could have been obtained from unrelated third parties. The Company intends to continue to require that any future transactions with affiliated parties be on such terms and approved by a majority of the disinterested directors.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of October 23, 1996 by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each director of the Company, and (iii) all executive officers and directors of the Company as a group.



                                                    Number of Shares
                    Name and Address              Beneficially Owned(1)    Percent of Total(1)
                    ----------------              ---------------------    -------------------
James L. and Catherine   Copland(2)(24)(25)           1,793,692                 33.40%

Harry C. Wilson(2)                                          ---                   *

Tommie E. Moxley(2)                                         ---                   *

 Thomas   J. Vittor Irrevocable Trust of                400,000                  7.59%
1995(3)(26)

 Banque Scandinave En   Suisse(4)(27)                 1,775,568                 25.20%

Cameron Capital   Ltd.(5)(28)                         3,551,136                 40.25%

Capital Ventures    International(6)(29)              2,367,424                 31.00%

Cummins Investments Ltd.(7)(30)                         710,227                 11.88%

GAM Arbitrage Investments, Inc.(8)(31)                  473,484                  8.24%

Gracechurch &   Co.(9)(32)                            2,249,053                 29.91%

Gundyco in Trust for RRSP 550-98866-                    654,783                 11.17%
19(10)(33)

KA Investments LDC(11)(34)                              473,484                  8.24%

Lake Management LDC(12)(35)                             710,227                 11.88%

 Leonardo,   L.P.(13)(36)                             2,485,795                 32.05%

Maslo Fund Ltd.(14)(37)                                 591,856                 10.10%

Raphael, L.P.(15)(38)                                   355,114                  6.31%

RIC Investment Fund   Ltd.(16)(39)                      946,970                 15.23%

The Gifford Fund   Ltd.(17)(40)                       1,183,712                 18.34%

The Matthew Fund N.V.(18)(41)                           710,227                 11.88%

The Otato Limited Partnership(19)(42)                   497,159                  8.62%

The Tail Wind Fund   Ltd.(20)(43)                       828,598                 13.59%

West Merchant Bank Nominees Ltd.(21)(44)                591,856                 10.10%

Wood Gundy in Trust for RRSP 550-                       413,996                  7.52%
99119(22)(45)

Wood Gundy London   Ltd.(23)(46)                      1,183,712                 18.34%

All directors and officers as a group
(five persons)(4)                                    1,820,358            35.73%

_________________
*Less than 1% of the outstanding Common Stock


(1) The number of shares and percentages shown include the shares of Common Stock which each named shareholder has the right to acquire within 60 days of October 23, 1996. In calculating percentage ownership, all shares of Common Stock which the named shareholder has the right to acquire upon exercise of stock options or conversion of Series A Preferred Stock are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by such shareholder, but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other shareholder. Percentages may be rounded. In the event that all of the Series A Preferred Stock is converted assuming a conversion price of $0.42 per share, the following shareholders would hold the following percent of the total number of outstanding shares of the Company. The actual conversion price may be higher or lower than $0.42.

                  Banque Scandinave En Suisse                6.07%
                  Cameron Capital Ltd.                      12.15%
                  Capital Ventures International             8.10%
                   Cummins Investments Ltd.                  2.43%
                   GAM Arbitrage Investments, Inc.           1.62%
                  Gracechurch & Co.                          7.69%
                  Gundyco in Trust for
                    RRSP 550-98866-19                        2.24%
                  KA Investments LDC                         1.62%
                  Lake Management LDC                        2.43%
                  Leonardo, L.P.                             8.50%
                  Maslo Fund Ltd.                            2.02%
                  Raphael, L.P.                              1.21%
                  RIC Investment Fund Ltd.                   3.24%
                  The Gifford Fund Ltd.                      4.05%
                  The Matthew Fund N.V.                      2.43%
                  The Otato Limited Partnership              1.70%
                  The Tail Wind Fund Ltd.                    2.83%
                  West Merchant Bank Nominees Ltd.           2.02%
                  Wood Gundy in Trust for
                    RRSP 550-99119                           1.42%
                  Wood Gundy London Ltd.                     4.05%

(2) Each of such persons may be reached through the Company at 3837 E. LaSalle Street, Phoenix, Arizona 85040.
(3)      May be reached at 5 Vermeer Court, Suffern, New York 10901.
(4) May be reached c/o Mr. Sunder Advani, KERNCO Trust SA, 2, rue Jargonnant, P.O. Box 6432, 1211 - Geneva 6 Switzerland
(5) May be reached c/o Mr. Alan Dunkle, 10 Cavendish Road, Hamilton, Bermuda HM 19.
(6) May be reached c/o Mr. Johanne Koehne, Oberlindau 7, 60323 Frankfurt Am Main, Germany.
(7) May be reached c/o Mr. A. Eilenberg, Fitzpatrick, Eilenberg & Zivian, 666 Third Avenue, 30th Floor, New York, New York 10017.
(8) May be reached c/o Mr. Gary Wolf, Angelo, Gordon & Company, 245 Park Avenue, 26th Floor, New York, New York 10167.

(9) May be reached c/o Mr. Robert Villiers, IFM Asset Management, 159 New Bond Street, London, UK W1Y 0RR.
(10) May be reached c/o Mr. Mark Shoom, Yonge Corporate Center, 4120 Yonge Street, Suite 416, North York, Ontario CANADA M2P2C8.
(11) May be reached c/o Mr. Tom Frei, Kessler Asher Group, 440 S. LaSalle, Suite 1900, Chicago, IL 60605.
(12) May be reached c/o Lake Management LDC, Field Secretaries (Cayman) Limited, P.O. Box 705 G.T., Butterfield House, Fort Street, Grand Cayman, Cayman Islands BWI.

(13) May be reached c/o Mr. Gary Wolf, Angelo, Gordon & Company, 245 Park Avenue, 26th Floor, New York, NY 10167.

(14) May be reached c/o Fitzpatrick, Eilenberg & Zivian, 666 Third Avenue, 30th Floor, New York, New York 10017.

(15) May be reached c/o Mr. Gary Wolf, Angelo, Gordon & Co., L.P., 245 Park Avenue, 26th Floor, New York, NY 10167.

(16) May be reached c/o Mr. Fahad Almubarak, P.O. Box 60148, Olaya Street, Riyadh 11545 Saudi Arabia.
(17) May be reached c/o Mr. Bill Breck, M.I.T., 1711 E. Putnam Road, Riverside, CT 06878.
(18) May be reached c/o Mr. Neal Emmott, ABN-AMRO Trust Company Ltd., Picadilly Centre, 4th Floor, Grand Cayman, B.V.I.

(19) May be reached c/o Mr. Dennis Hunter, Queensgate Bank & Trust, Ugland House, 5th Floor, So. Church St., Grand Cayman, Cayman Islands.

(20)     May be reached c/o Mr. David Crook,  2 Rosemead Road,  London,  England
         W112JG.
(21)     May be reached c/o P.  Bellami-Smith,  33 Gracechurch  Street,  London,
         EC3V 0AX.
(22) May be reached c/o Mr. Charles Kucoy, 1459 Lakeshore Road E, Oakville, Ontario, Toronto

         Ontario, Canada L6JIMI.

(23) May be reached c/o Mr. Steve Ryder, Cottons Center, Cottons Lane, London, England SE1 2QA.

(24) Does not include 166,667 shares issuable to Mr. Copland and 33,334 shares issuable to Mrs. Copland upon exercise of options granted under the Company's Stock Option Plan, but does include 83,333 shares issuable to Mr. Copland and 16,666 shares issuable to Mrs. Copland upon exercise of options granted under the Company's Stock Option Plan , which are exercisable within 60 days of October 23, 1996. Also does not include 78,308 shares which have been transferred to Klaus Muerzl, an employee of the Company, which may revert back to Mr. Copland under certain conditions, and with regard to which Mr. Copland, and thereafter the Company, have the right of first refusal should Mr. Muerzl elect to sell any of the shares.

(25)     Does not include  10,000 shares which have been  transferred to Timothy
         J. Stocker, an officer of the Company, which may revert back to Mr. Copland under certain conditions and with regard to which Mr. Copland, and thereafter the Company, have the right of first refusal should Mr. Stocker elect to sell any of the shares.

(26) Thomas J. Vittor is the father of Glen T. Vittor, President of the IPO Underwriter.

(27) Includes shares issuable upon the conversion of 75 shares of Series A Preferred Stock.

(28) Includes shares issuable upon the conversion of 150 shares of Series A Preferred Stock.

(29) Includes shares issuable upon the conversion of 100 shares of Series A Preferred Stock.

(30) Includes shares issuable upon the conversion of 30 shares of Series A Preferred Stock.

(31) Includes shares issuable upon the conversion of 20 shares of Series A Preferred Stock.

(32) Includes shares issuable upon the conversion of 95 shares of Series A Preferred Stock.

(33) Includes shares issuable upon the conversion of 25 shares of Series A Preferred Stock.

(34) Includes shares issuable upon the conversion of 20 shares of Series A Preferred Stock.

(35) Includes shares issuable upon the conversion of 30 shares of Series A Preferred Stock.

(36) Includes shares issuable upon the conversion of 105 shares of Series A Preferred Stock.

(37) Includes shares issuable upon the conversion of 25 shares of Series A Preferred Stock.

(38) Includes shares issuable upon the conversion of 15 shares of Series A Preferred Stock.

(39) Includes shares issuable upon the conversion of 40 shares of Series A Preferred Stock.

(40) Includes shares issuable upon the conversion of 50 shares of Series A Preferred Stock.
(41) Includes shares issuable upon the conversion of 30 shares of Series A Preferred Stock.
(42) Includes shares issuable upon the conversion of 21 shares of Series A Preferred Stock.
(43) Includes shares issuable upon the conversion of 35 shares of Series A Preferred Stock.
(44) Includes shares issuable upon the conversion of 25 shares of Series A Preferred Stock.
(45) Includes shares issuable upon the conversion of 10 shares of Series A Preferred Stock.
(46) Includes shares issuable upon the conversion of 50 shares of Series A Preferred Stock.

                            DESCRIPTION OF SECURITIES

         The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 5,000,000 shares of Serial Preferred Stock, par value $0.01 per share (the "Preferred Stock"), and 517,500 IPO Warrants entitling the holder thereof to purchase one-half share of Common Stock for $7.00 per share. Prior to this offering, there were outstanding 5,270,569 shares of Common Stock and 1,012 shares of Series A Preferred Stock.


Common Stock

         The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders other than the election of directors. In elections of directors, Arizona law requires cumulative voting, which means that each shareholder may cast the number of votes as is equal to the number of shares held of record, multiplied by the number of directors to be elected. Each shareholder may cast the whole number of votes for one candidate or distribute such votes among two or more candidates. Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution, or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of Common Stock will be subject to the rights of the holders of shares of any series of Preferred Stock that the Company may issue in the future.

Redeemable Common Stock Purchase Warrants

         The Company issued 517,500 IPO Warrants in connection with its initial public offering. In addition, a Warrant was issued to the IPO Underwriter to purchase 45,000 IPO Warrants. The IPO Warrants are subject to the terms and conditions of a Warrant Agreement between the Company and American Securities Transfer, Inc., as Warrant Agent. The following description of the IPO Warrants is not complete and is qualified in all respects by the Warrant Agreement, which was filed as an exhibit to the Company's Registration Statement Number 33-96812-LA filed in connection with the Company's initial public offering. The shares of the Company's Common Stock underlying the IPO Warrants, when issued upon exercise thereof and payment of the purchase price, will be fully paid and nonassessable.

         Each IPO Warrant entitles the holder to purchase one-half share of Common Stock at any time during the three years commencing December 15, 1995 for $7.00 per share. The number and kind of securities or other property for which the IPO Warrants are exercisable are subject to adjustments in certain events, such as mergers, reorganizations, or stock splits, to prevent dilution. The IPO Warrants will be redeemable by the Company at a price of $.05 per IPO Warrant upon 30 days notice if the closing bid price of the Company's Common Stock (as quoted on the principal exchange on which the Company's Common Stock is then traded) equals or exceeds $8.00 per share for a period of 20 consecutive trading days. All IPO Warrants not exercised or redeemed will expire three years from the date of this Prospectus, unless the exercise date is extended by the Company in its discretion. Holders of IPO Warrants will not, as such, have any of the rights of shareholders of the Company.

         The IPO Warrants may be exercised by filling out and signing the appropriate form on the IPO Warrants and mailing or delivering the IPO Warrants to the Warrant Agent in time to reach the Warrant Agent by the expiration or any redemption date, accompanied by payment in full of the exercise price for the IPO Warrants being exercised in United States funds (in cash or by check or bank draft payable to the order of the Company). Common Stock certificates will be issued as soon as practicable after exercise and payment of the exercise price as described above.

The Underwriter's Warrants

         In connection with the Company's initial public offering, the Company sold warrants to the IPO Underwriter, at a purchase price of $.001 per warrant (the "Underwriter's Warrants"), to purchase from the Company 90,000 shares of Common Stock and 45,000 IPO Warrants. The Underwriter's Warrants are exercisable for a period of four years commencing one year from December 15, 1995 at a per share exercise price (the "Exercise Price") equal to $6.25 per share of Common Stock and $.125 per IPO Warrant. The Underwriter's Warrants may not be sold, transferred, assigned, or hypothecated for a period of one year from the effective date of the offering except to officers of the IPO Underwriter. The Underwriter's Warrants contain anti-dilution provisions for adjustment of the Exercise Price upon the occurrence of certain events, including stock dividends, stock splits, and recapitalizations. The holders of Underwriter's Warrants have no voting, dividend, or other right as shareholders of the Company with respect to shares underlying the Underwriter's Warrants, unless and until the Underwriter's Warrants have been exercised.

Other Warrants

         In connection with the Company's private placement of $1,000,000 in principal amount of unsecured notes for inventory financing, the Company issued warrants to purchase an aggregate of 588,500 shares of Common Stock. The warrants are exercisable at $1.20 per share and vest over a three-year period. The warrants expire in September 1998.

         In connection with the Company's private placement of 1,051 shares of Series A Preferred Stock the Company issued warrants to purchase an aggregate of 108,490 shares of Common Stock. The warrants are exercisable immediately at $7.75 per share. The warrants expire on June 17, 2001.

Preferred Stock


         The Company is authorized to issue up to 5,000,000 shares of Serial Preferred Stock, par value $0.01 per share. At the date of this Prospectus, the Company has 1,012 shares of Series A Preferred Stock outstanding. Subsequent to the conversion of the outstanding shares of Series A Preferred Stock, the Company will have no class of Preferred Stock issued or outstanding.


         The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Arizona, but without further action by the Company's shareholders, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the shareholders.

         The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of

Preferred Stock may have the effect of delaying, deferring, or preventing a change in control of the Company. The Company has no current plan to issue any shares of Preferred Stock.

Series A Preferred Stock


         In June 1996, the Company issued Series A Preferred Stock. The following description of the Series A Preferred Stock is not complete and is qualified in all respects by the Certificate of Designation that is filed as an exhibit to the Registration Statement of which this Prospectus is a part.


         Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary ("an Event"), the holders of Series A Preferred Shares shall be entitled to receive, immediately after any distributions to senior securities and prior and in preference to any distribution to junior securities but in parity with any distribution to parity securities, an amount per share equal to the sum of (i) $10,000 for each outstanding Share (the "Original Series A Issue Price"), and (ii) an amount equal to 8% of the Original Series A Issue Price per annum for the period that has passed since the date of issuance of any Series A Preferred Stock (such amount being referred to herein as the "Accretion"). If upon the occurrence of such Event and after any distributions to senior securities, the assets and funds thus distributed among the holders of the Series A Preferred Stock and parity securities shall be insufficient to permit the payment of such holders of the full preferential amounts due to the holders of the Series A Preferred Stock and the parity securities, respectively, then the entire remaining assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series A Preferred Stock and the parity securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Articles of Incorporation and the Certificate of Designation. Upon the completion of this distribution, if assets remain in the Company, they shall be distributed to holders of junior securities in accordance with the Company's Articles of Incorporation including any duly adopted Certificate(s) of Designation. A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, shall not be deemed to be a liquidation, dissolution, or winding up.

         Voting Rights. The holders of the Series A Preferred Stock have no voting rights, except as otherwise required by Arizona statute.


         Optional Conversion. The record holder of the Series A Preferred Stock shall be entitled, subject to the Company's right of redemption and the restrictions on conversion, to convert the shares held by such holder into that number of fully paid and nonassessable shares of Common Stock at the Conversion Rate as set forth below. The minimum number of shares of Series A Preferred Stock that may be converted is the lesser of (i) two shares, or (ii) all of the holder's remaining shares. The number of shares of Common Stock to be issued upon conversion of one share of Series A Preferred Stock is computed as follows:


                          (8%)(N/365)(10,000) + 10,000
                          ----------------------------
                                Conversion Price

where

N = the number of days between (i) the date that, in connection with the consummation of the initial purchase of the Series A Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the Series A Preferred Stock for which conversion is being elected, and (ii) the Date of Conversion;


Conversion Price = the lesser of (x) $7.75, or (y) 85% of the average Closing Bid Price, as that term is defined below, of the Company's Common Stock for the 10 trading days immediately preceding the Date of Conversion. For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price of the Company's Common

Stock as reported by Nasdaq (or, if not report by Nasdaq, as reported by such other exchange or market where traded).


         Restrictions on Conversion. No shares of Series A Preferred Stock may be converted prior to August 20, 1996. Thereafter, each holder of Series A Preferred Stock was permitted to convert one-third of such shares on or after August 20, 1996, an additional one-third on or after September 19, 1996, and all additional remaining shares on or after October 19, 1996. All conversions are also subject to the Company's right of redemption, as described below.


         Automatic Conversion. The shares shall automatically be converted into Common Stock (in accordance with the conversion price provisions above) on June 21, 1999.

         Redemption at Option of Company. In the event the Conversion Price of the Company's Common Stock is less than $7.75, the Company shall have the right, in its sole discretion, upon receipt of a Notice of Conversion, to redeem in whole or in part any Series A Preferred Stock submitted for conversion. If the Company elects to redeem some, but not all, of the Series A Preferred Stock submitted for conversion, the Company shall redeem from among the Series A Convertible Preferred Stock submitted for conversion on the applicable date, a pro-rata amount from each shareholder submitting Series A Preferred Stock for conversion. The redemption price shall equal the sum of the Conversion Price.

         At any time after June 22, 1997, the Company has the right to redeem the Series A Preferred Stock in increments of $1.5 million by giving 30 business days written notice of its intention to do so. The redemption price per share of Series A Preferred Stock shall be as follows:

         130% of Stated Value               12 months and 1 day - 18 months
         125% of Stated Value               18 months and 1 day - 24 months
         120% of Stated Value               24 months and 1 day - 30 months
         115% of Stated Value               30 months and 1 day - 36 months

         "Stated Value" shall equal $10,000 plus 8% of $10,000 per annum for the period that has passed since the date that the escrow agent first had possession of funds representing full payment for the redeemed shares.

Statutory Provisions Affecting Persons Who Acquire a Substantial Amount of the Company's Securities

         Upon completion of this offering, the Arizona Corporate Takeover Act (Arizona Revised Statues Sections 10-1201 et seq.) will apply to the Company. The Arizona Corporate Takeover Act includes certain protections for corporations to ward off or prevent unfriendly corporate takeover attempts by third parties. The Arizona Corporate Takeover Act is comprised of three articles: Article 1, which deals with, among other things, greenmail; Article 2, which deals with voting rights of Acquiring Persons (as defined below); and Article 3, which deals with Business Combinations (as defined below). Each one of these articles is discussed in more detail below. Arizona corporations may "opt out" of the provisions of Articles 2 and/or 3 of the Arizona Corporate Takeover Act by amending their articles of incorporation or bylaws to state that they will not be governed by Articles 2 and/or 3 of the Arizona Corporate Takeover Act.

         The Company is presently subject to Articles 1, 2, and 3 of the Arizona Corporate Takeover Act.

Greenmail


         The Arizona Corporate Takeover Act prohibits the Company from purchasing any shares of capital stock from any beneficial owner of more than 5% of the voting power of the Company (the "5% Owner") at a per share price in excess of the "average market price" (during the 30 trading days prior to the purchase), unless the 5%

Owner beneficially owned his or her shares for three years or more or unless the purchase is approved by the Company's shareholders (excluding the 5% Owner). Shareholder approval is not required for such purchases if the offer is made available on the same terms to all holders of shares of capital stock.

Voting Rights


         Under the Arizona Corporate Takeover Act, within 10 days after a Control Share Acquisition (as defined below), an Acquiring Person is required to deliver to the Company an information statement containing, among other things, his or her identity, the number of shares beneficially owned or proposed to be acquired by the Acquiring Person, the terms of the Control Share Acquisition and the Acquiring Person's plans for the Company, such as a merger of the Company, the liquidation of the Company, a change of location of its principal executive office, a change in management, or a change in the business activity to be conducted by the Company.


         The shares acquired by the Acquiring Person will be entitled to the same voting rights as shares held by other persons only with respect to elections of directors. Unless the Company's shareholders approve greater voting rights, the shares acquired by the Acquiring Person in excess of the percentage contained in the definition of Control Share Acquisition below will not be entitled to voting rights on any other matters (until such time as they are transferred to a person that is not an Acquiring Person).


         Provided that the Acquiring Person has entered into a definitive financing agreement pursuant to which the Acquiring Person will obtain the necessary third-party funds to finance the Control Share Acquisition and has delivered a copy thereof to the Company, the Acquiring Person may require the Company to call a special meeting of the Company's shareholders for the purpose of considering the voting rights to be accorded to the shares acquired by the Acquiring Person. Alternatively, this matter may be determined at the next special or annual meeting of the Company's shareholders. The affirmative vote of the holders of a majority of the voting power of all shares, excluding shares owned by the Acquiring Person and by the Company's directors and officers, will be required with respect to this issue.


         The Company may redeem the shares acquired by the Acquiring Person at a price equal to their fair market value if the Acquiring Person has not delivered an information statement to the Company within the required time period or if the Company's shareholders have voted not to accord the Acquiring Person's acquired shares voting rights.

         A "Control Share  Acquisition"  is defined  generally as an acquisition
(direct or indirect) by a person of beneficial ownership of shares of the Company that would, when added to other shares of the Company beneficially owned by such person, entitle such person, immediately after the acquisition, to exercise or direct the exercise of a new range of voting power, such ranges being (a) at least 20%, but less than 33 1/3%; (b) at least 33 1/3%, but less than or equal to 50%; and (c) more than 50%. Certain exceptions from these requirements are specified by law. An acquisition of shares from the Company would not constitute a Control Share Acquisition.

         An "Acquiring Person" is defined generally as a person that makes or proposes to make a Control Share Acquisition, together with such person's affiliates and associates. If any persons are acting together or in concert for such purpose, each such person constitutes an Acquiring Person.

Business Combinations

         Under the Arizona Corporate Takeover Act, the Company may not engage in any Business Combination, or authorize any subsidiary to engage in any Business Combination, with an Interested Shareholder (as defined below) or any affiliate or associate of an Interested Shareholder for a period of three years after the date that the Interested Shareholder first acquired the shares of Common Stock that qualify him or her as an Interested Shareholder, unless either the Business Combination or the Interested Shareholder's acquisition of shares is approved by a committee of the Company's Board of Directors before the Interested Shareholder first acquired the shares that qualify him or her as an Interested Shareholder. Certain exceptions from these requirements are specified by law. The committee making such determination must be comprised of disinterested directors or other persons, excluding expressly the Interested Shareholder and officers and employees of the Company.

         In addition, the Company may not engage in any Business Combination, or authorize any subsidiary to engage in any Business Combination, with an Interested Shareholder or any affiliate or associate of an Interested Shareholder after such three-year period unless the Business Combination is approved by the Company's shareholders (excluding the Interested Person) at a meeting called after such three-year period or unless the Business Combination satisfies each of certain statutory requirements (including, among other things,
(a) the per share consideration to be received by all shareholders is at least equal to the greater of, generally, the price paid by the Interested Shareholder to purchase his or her shares (plus interest), the market value of the shares on the date that the Interested Shareholder acquired his or her stock (plus interest) and the market value of the shares on the date of the announcement of the Business Combination (plus interest), and (b) except under certain circumstances, the Interested Shareholder has not acquired any additional shares during such three-year period).


         A  "Business  Combination"  is  defined  generally  as  (a)  a  merger, consolidation, or share exchange between the Company and an Interested Shareholder or a corporation or other entity that, as a result of such transaction, would become an Interested Shareholder; (b) a sale, lease, or other disposition (in one transaction or a series of transactions) to or with an Interested Shareholder of the Company's assets, provided that the assets have an aggregate market value equal to 10% or more of the aggregate market value of the Company's assets or of the aggregate market value of the Company's outstanding stock or the assets represent 10% or more of the Company's revenues or net income; (c) the issuance or transfer to an Interested Shareholder of shares of the Company's (or a subsidiary's) stock (in one transaction or a series of transactions) that have an aggregate market value equal to 5% or more of the aggregate market value of the Company's outstanding stock; (d) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or any reincorporation of the Company in another state, proposed by or pursuant to an agreement with an Interested Shareholder; (e) any reclassification of securities (including stock dividends and stock splits) or other distribution of shares with respect to shares of the Company's capital stock, recapitalization of the Company, merger or other transaction, whether or not involving an Interested Shareholder, that has the direct or indirect effect of increasing the proportionate share of the outstanding shares of the Company that is owned, directly or indirectly, by the Interested Shareholder; or (f) any receipt by an Interested Shareholder (other than on a proportionate basis as a shareholder of the Company) of the direct or indirect benefit of any loan or other financial assistance or tax advantage provided by or through the Company.

         An "Interested Shareholder" is defined generally as any person (other than the Company and its subsidiaries) that either (a) beneficially owns 10% or more of the voting power of the outstanding shares of the Company, or (b) is an affiliate or associate of the Company and who, at any time within the three-year period preceding the transaction, was the beneficial owner of 10% or more of the voting power of the outstanding shares of the Company, together with such person's affiliate and associates.


Transfer Agent and Registrar

         The transfer agent and registrar for the Common Stock is American Securities Transfer, Inc., Denver Colorado.

Shares Eligible For Future Sale


         Of the 5,270,569 shares of Common Stock currently outstanding, 3,670,569 shares will be deemed to be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, in that such shares were sold by the Company in private transactions not involving a public offering.

         Generally, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, after at least two years have elapsed from the sale by the Company of the restricted securities, may sell, within any three-month period, a number of shares of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on Nasdaq or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. After a period of three years has elapsed from the date of sale of the restricted securities by the Company, any person who has not been an affiliate of the Company for at least three months is entitled to sell such restricted shares under Rule 144 without regard to any of the above limitations.

         Of the outstanding shares of Common Stock, 1,756,178 are available for sale in the public market pursuant to Rule 144, subject to certain restrictions. The Company, its affiliates, executive officers, and directors have agreed not to sell or assign, or transfer any of their shares of Common Stock, including any shares acquired by the exercise of options or warrants, until December 15, 1996, without the IPO Underwriter's prior written consent.


         In addition, 366,822 shares of Common Stock, which were converted from Series A Preferred Stock sold in an overseas offering prior to the date of this Prospectus, and such additional shares as may be issued upon future conversions of Series A Preferred Stock, have been included in the Registration Statement of which this Prospectus forms a part. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock. However, the possibility that substantial amounts of Common Stock may be sold in the public market may have an adverse effect on the market prices for the Company's Common Stock.


         The IPO Underwriter has been granted warrants to purchase 90,000 shares of Common Stock and 45,000 Warrants.


                              PLAN OF DISTRIBUTION


         The Common Stock offered hereby may be sold by the Selling Shareholders or by pledgees, donees, transferees, or other successors-in-interest (including sales after exercise of conversion privileges ). Such sales may be made in the over-the-counter market through the Nasdaq Stock Market, in privately negotiated transactions, or otherwise, at prices and at terms then prevailing, at prices related to the then current market prices or at negotiated prices. The Common Stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the stock as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by a Selling Shareholder may arrange for other brokers or dealers to participate. Any such brokers or dealers will receive commissions or discounts from a Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any gain realized by such a broker or dealer on the sale of shares that it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by a Selling Shareholder.

         The securities covered by this Prospectus in the future also may be sold under Rule 144 instead of under this Prospectus. Rule 144 provides an exemption from registration for the resale of securities by persons other than the issuer after the securities have been held by persons for at least two years from original issuance, and such securities are sold in strict compliance with Rule 144 "manner of sale" requirements and maximum number of shares requirements. The Company will not receive any portion of the proceeds of the securities sold by the Selling Shareholders, but will receive amounts upon exercise of Warrants, which funds will be used for working capital.

There is no assurance that warrantholders will exercise any or all of the Warrants or that the Selling Shareholders will sell any or all of the shares offered hereby.


         The Selling Shareholders have been advised by the Company that during the term each is engaged in distribution of the securities covered by this Prospectus, each must comply with Rules 10b-5 and 10b-6 under the Securities Exchange Act of 1934, as amended, and pursuant thereto (i) each must not engage in any stabilization activity in connection with the Company's securities; (ii) each must furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) each must not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Securities Exchange of 1934, as amended. Any Selling Shareholders who may be "affiliated purchasers" of the Company as defined in Rule 10b-6, have been further advised that pursuant to Securities Exchange Act Release 34-23611 (September 11, 1986), they must coordinate their sales under this Prospectus with each other and the Company for purposes of Rule 10b-6. The Company has agreed to indemnify certain selling shareholders and other selling shareholders against certain liabilities, including certain liabilities under the Securities Act , and, to the extent any indemnification by an indemnifying party is prohibited or limited by law, the Company has agreed to make the maximum contribution with respect to extent permitted by law.



                              SELLING SHAREHOLDERS


         Based upon the conversion rate of Series A Preferred Stock at October 23, 1996, and subject to adjustment for changes in the conversion rate and for accretion, up to 23,958,333 shares of Common Stock may be issued upon conversion of the outstanding Series A Preferred Stock. As a result of the recent decline in the price of the Company's stock, the number of shares of Common Stock issuable upon conversion of the Company's Series A Preferred Stock exceeds the number of authorized and available shares of the Company's Common Stock.
Therefore, until the Company's shareholders vote to increase the Company's authorized share capital up to 17,591,938 shares of Common Stock may be offered for sale under this Prospectus by 26 Selling Shareholders who acquired or may acquire such shares upon conversion of shares of Series A Preferred Stock acquired in the Company's June 1996 private placement of Series A Preferred Stock.


         The following table sets forth certain information with respect to holders for whom the Company is registering these shares for resale to the public. None of the Selling Shareholders has held any position or office or has had a material relationship with the Company or any of its affiliates within the past three years. Except as set forth below, the Company believes that none of the holders listed below owns any other equity securities of the Company. The Company will not receive any of the proceeds from the sale of these shares by the Selling Shareholders.


                                                                                                   Number of
                                                 Number of                                           Shares
                                                   Shares                                         Beneficially
                                                Beneficially          Number of Shares          Owned After the
Name                                              Owned(1)            Being Sold(1)(2)              Offering
----                                            ------------          ----------------          ---------------
AG Super Fund International                       192,894                  192,894                     0
Partners L.P.(1)(3)

Banque Scandinave En Suisse(1)(4)               1,446,706                1,446,706                     0

Cameron Capital Ltd.(1)(5)                      2,893,411                2,893,411                     0

Carousel Investments, Inc.(1)(6)                  156,253                  156,253                     0

Cummins Investments Ltd.(1)(7)                    578,682                  578,682                     0

                                                                                                   Number of
                                                 Number of                                           Shares
                                                   Shares                                         Beneficially
                                                Beneficially          Number of Shares          Owned After the
Name                                              Owned(1)            Being Sold(1)(2)              Offering
----                                            ------------          ----------------          ---------------
Darissco Diversified Investments                   189,478                  189,478                     0
Inc.(1)(8)

GAM Arbitrage Investments,                         385,788                  385,788                     0
Inc.(1)(9)

Gracechurch & Co.(1)(10)                         1,832,494                1,832,494                     0

 Gundyco in Trust for RRSP 550-                    545,162                  545,162                     0
98866-19(1)(11)

KA Investments LDC(1)(12)                          385,788                  385,788                     0

Lake Management LDC(1)(13)                         578,682                  578,682                     0

Leib Stein(1)(14)                                  192,894                  192,894                     0

Leonardo, L.P.(1)(15)                            2,025,388                2,025,388                     0

Maslo Fund Ltd.(1)(16)                             482,235                  482,235                     0

Raphael, L.P.(1)(17)                               289,341                  289,341                     0

RIC Investment Fund Ltd.(1)(18)                    771,577                  771,577                     0

Star High Yield Investment                         192,894                  192,894                     0
Management(1)(19)

The Gifford Fund Ltd.(1)(20)                       964,470                  964,470                     0

The Matthew Fund N.V.(1)(21)                       578,682                  578,682                     0

The Otato Limited Partnership(1)(22)               405,078                  405,078                     0

The Tail Wind Fund Ltd.(1)(23)                     675,129                  675,129                     0

Trustees (IFM Pension Plan                         192,894                  192,894                     0
Ltd.)(1)(24)

West Merchant Bank Nominees                        482,235                  482,235                     0
Ltd.(1)(25)

Windward Island Limited(1)(26)                     185,987                  185,987                     0

Wood Gundy in Trust for RRSP 550                   370,148                  370,148                     0
99119(1)(27)

Wood Gundy London Ltd.(1)(28)                      964,470                  964,470                     0
                                              ------------               ----------           -----------

     Total                                      17,958,760               17,958,760                     0
                                              ============               ==========           ===========

(1) Represents shares issuable upon the conversion of shares of Series A Preferred Stock assuming a conversion price of $0.42, without giving effect to the issuance of shares as a result of any accretion. The actual conversion price may be higher or lower than $0.42, and the amount of accretion will vary, depending upon the period over which Series A Preferred Stock is outstanding. Thus, the number of shares actually issued pursuant to the conversion of shares of Series A Preferred Stock for any one Selling Stockholder may be higher or lower than the number set forth in the table. See "Description of Capital Stock - Series A Preferred Stock."

(2)      The Company is paying all costs associated with registration.

(3) Includes shares issuable upon the conversion of 10 shares of Series A Preferred Stock.
(4) Includes shares issuable upon the conversion of 75 shares of Series A Preferred Stock.
(5) Includes shares issuable upon the conversion of 150 shares of Series A Preferred Stock.
(6) Includes shares issuable upon the conversion of 7 shares of Series A Preferred Stock.
(7) Includes shares issuable upon the conversion of 30 shares of Series A Preferred Stock.
(8) Includes shares issuable upon the conversion of 5 shares of Series A Preferred Stock.
(9) Includes shares issuable upon the conversion of 20 shares of Series A Preferred Stock.
(10) Includes shares issuable upon the conversion of 95 shares of Series A Preferred Stock.
(11) Includes shares issuable upon the conversion of 25 shares of Series A Preferred Stock.
(12) Includes shares issuable upon the conversion of 20 shares of Series A Preferred Stock.
(13) Includes shares issuable upon the conversion of 30 shares of Series A Preferred Stock.
(14) Includes shares issuable upon the conversion of 10 shares of Series A Preferred Stock.
(15) Includes shares issuable upon the conversion of 105 shares of Series A Preferred Stock.
(16) Includes shares issuable upon the conversion of 25 shares of Series A Preferred Stock.
(17) Includes shares issuable upon the conversion of 15 shares of Series A Preferred Stock.
(18) Includes shares issuable upon the conversion of 40 shares of Series A Preferred Stock.
(19) Includes shares issuable upon the conversion of 10 shares of Series A Preferred Stock.
(20) Includes shares issuable upon the conversion of 50 shares of Series A Preferred Stock.
(21) Includes shares issuable upon the conversion of 30 shares of Series A Preferred Stock.
(22) Includes shares issuable upon the conversion of 21 shares of Series A Preferred Stock.
(23) Includes shares issuable upon the conversion of 35 shares of Series A Preferred Stock.
(24) Includes shares issuable upon the conversion of 10 shares of Series A Preferred Stock.
(25) Includes shares issuable upon the conversion of 25 shares of Series A Preferred Stock.
(26) Includes shares issuable upon the conversion of 9 shares of Series A Preferred Stock.
(27) Includes shares issuable upon the conversion of 10 shares of Series A Preferred Stock.
(28) Includes shares issuable upon the conversion of 50 shares of Series A Preferred Stock.

         This Registration Statement also covers additional shares of Common Stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

         On June 17, 1996, the Company entered into Subscription Agreements with each of the Selling Stockholders who participated in the Private Placement pursuant to which such persons purchased an aggregate of 1,051 shares of Series A Preferred Stock. Each person that purchased Preferred Stock pursuant to a Subscription Agreement represented to the Company that such person would acquire the shares for investment and with no present intention of distributing any of such shares except pursuant to this Prospectus. Pursuant to the Subscription Agreements, the Company agreed to file, and has filed, with the Commission, under the Act, a Registration Statement on Form SB-2, of which this Prospectus forms a part, with respect to the resale of the shares and agreed to use its best efforts to keep such Registration Statement effective until such date as all of the shares have been resold, or such time as all of the shares held by the Selling Stockholders can be sold immediately without compliance with the registration statement of the Securities Act pursuant to Rule 144.

         In May 1996, the Company engaged Swartz Investments LLC to advise the Company in connection with the structure, terms, and conditions of a preferred stock offering and to introduce the Company to potential investors. In consideration for their services, Swartz Investments was paid a placement fee of $630,600 plus a non-accountable expense allowance of $210,200 for its expenses, including legal expenses, in connection with the offering and also issued to persons affiliated with Swartz Investments warrants to purchase 108,490 shares of Common Stock. Such warrants are exercisable for a term of five years at $7.75 per share of Common Stock. The Company has also agreed to indemnify Swartz Investments against certain liabilities, including liabilities under the Securities Act.

         In connection with the offering made hereby, the Company and the Selling Stockholders have entered into an agreement that contains certain indemnity and contribution provisions between the Company and such Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act.


                                 LEGAL OPINIONS


         The legality of the shares of Common Stock offered hereby will be passed upon for the Company by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a Professional Association, Phoenix, Arizona.



                                     EXPERTS

         The financial statements of SC&T International, Inc. included in this Prospectus and the Registration Statement have been audited by Toback CPAs, P.C., independent certified public accountants, to the extent and for the periods indicated in their reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                            SC&T INTERNATIONAL, INC.
                            ------------------------
                                 AND SUBSIDIARY
                                 --------------



                                                                         Page
Part I Financial Information

Item 1 Financial Information

       Independent Auditor's Report                                       F - 2

       Consolidated Balance Sheet as of
           June 30, 1996                                                  F - 3

       Consolidated Statements of Operations for the Years
           Ended June 30, 1996 and June 30, 1995                          F - 5

       Consolidated Statements of Shareholders' Equity for the
           Years Ended June 30, 1996 and June 30, 1995                    F - 6

       Consolidated Statements of Cash Flows for the Years
           Ended June 30, 1996 and June 30, 1995                          F - 7

       Notes to Consolidated Financial Statements                         F - 9

Board of Directors and Shareholders
SC&T International, Inc.
Phoenix, Arizona

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

               We have audited the accompanying consolidated balance sheet of SC&T International, Inc. and Subsidiary as of June 30, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SC&T International, Inc. and Subsidiary as of June 30, 1996, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.







Toback CPAs, P.C.
Phoenix, Arizona
August 20, 1996

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                                  June 30, 1996


                                     ASSETS

  Current assets
         Cash, including $49,123 of restricted cash                                       $       9,962,511

         Receivables (Note 2):                                                                      740,454

         Inventory (Notes 3 and 8)                                                                1,432,081

         Other current assets                                                                        74,943
                                                                                          -----------------

                 Total current assets                                                            12,209,989

  Product development costs, less accumulated amortization of $7,173                                210,008

  Property and equipment, net (Note 4)                                                              229,685

  Other assets                                                                                       36,776
                                                                                          -----------------

                                                                                          $      12,686,458
                                                                                          =================











   The accompanying notes are an integral part of these consolidated financial statements.

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                                  June 30, 1996


                      LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:
       Current portion of long-term debt (Note 5)                   $     5,556

       Notes payable, bank (Note 6)                                      78,528

       Notes payable, bank (Note 6)                                      78,528


       Accounts payable                                               1,093,811

       Accounts payable                                               1,066,650

       Accrued expenses                                                 253,498

       Advances from factor (Note 2)                                    121,368
                                                                    -----------

               Total current liabilities                              1,552,761
                                                                    -----------

Long-term debt, less current portion (Note 5)                             1,266
                                                                    -----------

Commitments and contingencies (Note 8)

Shareholders' equity:
       Common stock, $0.01 par; authorized 25,000,000 shares;
            5,085,415 issued and 4,885,415 outstanding (Note 10)         50,854

       Series  A preferred stock, $0.01 par, authorized 5,000,000
            shares, issued and outstanding 1,051 (Note 11)                   11

       Additional paid-in capital                                    15,097,557

       Treasury stock - at cost, 200,000 shares (Note 9)                (29,415)

       Currency translation                                             (23,271)

       Accumulated deficit                                           (3,963,305)
                                                                    -----------

       Total shareholders' equity                                    11,132,431
                                                                    -----------

                                                                    $12,686,458
                                                                    ===========





   The accompanying notes are an integral part of these consolidated financial statements.

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   For the Years Ended June 30, 1996 and 1995

                                                          1996          1995
                                                      -----------   -----------

Net sales                                             $ 3,771,123   $ 3,517,557

Cost of goods sold:
    Cost of goods sold                                  2,619,048     2,422,784
    Inventory adjustment to carrying value (Note 3)       669,579       105,000
                                                      -----------   -----------
                                                        3,288,627     2,527,784
                                                      -----------   -----------

Gross profit                                              482,496       989,773

Selling, general and administrative expenses:
    Payroll and payroll taxes                             731,832       558,431
    Selling and promotion                                 854,046       412,473
    Office and administrative                             495,889       464,549
    Research and development                              215,256        89,549
    Development cost amortization                         111,755        14,308
    Consulting fees                                       282,706        39,000
    Other                                                  67,957        89,940
                                                      -----------   -----------
                                                        2,759,441     1,668,250
                                                      -----------   -----------

Loss from operations                                   (2,276,945)     (678,477)

Other income (expense):
    Interest income                                        36,484          --
    Interest expense                                     (147,539)     (113,854)
                                                      -----------   -----------

Loss before income tax & financing costs               (2,388,000)     (792,331)

Interest associated with short-term
    bridge financing                                      (56,011)         --

Write off of loan acquisition costs resulting from
    repayment of debt                                    (244,134)         --

Income tax expense (Note 7)                                  --            --
                                                      -----------   -----------

Net loss                                              $(2,688,145)  $  (792,331)
                                                      ===========   ===========

Net loss from operations per common share             $     (0.49)  $     (0.18)
                                                      ===========   ===========

Net loss per common share                             $     (0.58)  $     (0.21)
                                                      ===========   ===========

Weighted average common shares outstanding              4,625,086     3,714,542
                                                      ===========   ===========

   The accompanying notes are an integral part of these consolidated financial statements.

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   For the Years Ended June 30, 1996 and 1995


                                                   Common Stock               Preferred Stock        Additional
                                            -------------------------   --------------------------     paid-in
                                                Shares       Amount        Shares         Amount       capital
                                            -----------   -----------   -----------    -----------   -----------
Balance at July 1, 1994                       1,766,178   $    17,662            10    $      --     $    14,256

Purchase of subsidiary (Notes 10 and 12)        210,000         2,100                                     94,163

Issuance of additional stock (Note 10)        2,083,000        20,830                                  1,574,170

Net loss
                                            -----------   -----------   -----------    -----------   -----------

Balance at June 30, 1995                      4,059,178   $    40,592            10    $      --     $ 1,682,589

Stock Issuance:
   Issuance of additional stock (Note 10)     1,003,322        10,033           (10)          --       3,759,870


   Issuance of preferred stock (Note 11)                                      1,051             11     9,620,955

   Exercise of options (Note 14)                 22,915           229                                     34,143

Forfeiture of common stock (Note 9)

Currency translation

Net loss
                                            -----------   -----------   -----------    -----------   -----------

Balance at June 30, 1996                      5,085,415   $    50,854         1,051    $        11   $15,097,557
                                            ===========   ===========   ===========    ===========   ===========


                                                   Treasury Stock
                                             --------------------------     Currency      Accumulated
                                                Shares        Amount       translation      deficit
                                             -----------    -----------    -----------    -----------
Balance at July 1, 1994                              --     $      --      $      --      $  (482,829)

Purchase of subsidiary (Notes 10 and 12)

Issuance of additional stock (Note 10)

Net loss                                                                                     (792,331)
                                             -----------    -----------    -----------    -----------

Balance at June 30, 1995                             --     $      --      $      --      $(1,275,160)

Stock Issuance:
   Issuance of additional stock (Note 10)


   Issuance of preferred stock (Note 11)

   Exercise of options (Note 14)

Forfeiture of common stock (Note 9)             (200,000)       (29,415)

Currency translation                                                           (23,271)

Net loss                                                                                   (2,688,145)
                                             -----------    -----------    -----------    -----------

Balance at June 30, 1996                        (200,000)   $   (29,415)   $   (23,271)   $(3,963,305)
                                             ===========    ===========    ===========    ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   For the Years Ended June 30, 1996 and 1995

                                                                           1996            1995
                                                                       ------------    ------------
Cash flows from operating activities:
     Net loss                                                          $ (2,688,145)   $   (792,331)
     Adjustments to reconcile net loss to net cash used in operating activities:
         Depreciation and amortization                                      192,269          66,543
         Loan amortization                                                  244,134          10,715
         (Increase) decrease in accounts receivable                         377,483         (89,967)
         Increase (decrease) in allowance for doubtful accounts            (107,000)         68,000
         Increase in inventories                                           (172,311)       (704,759)
         (Increase) decrease in advances on purchases of
              inventory                                                      44,102        (231,495)
         Increase in other current assets                                   (55,264)        (13,796)
         (Increase) decrease in other assets                                 32,345         (23,210)
         Increase (decrease) in accounts payable                            352,423        (570,416)
         Increase in accrued expenses                                        39,088          25,757
                                                                       ------------    ------------
              Net cash used in operating activities                      (1,740,876)     (2,254,989)
                                                                       ------------    ------------

Cash flows from investing activities:
     Purchase of property and equipment                                    (105,347)       (102,759)
     Development costs                                                     (225,328)       (110,742)
     Loans to related parties                                               (16,673)         (6,519)
                                                                       ------------    ------------
              Net cash used in investing activities                        (347,348)       (220,020)
                                                                       ------------    ------------

Cash flows from financing activities:
     Currency translation                                                   (23,271)           --
     Repayment on bank overdraft                                               --           (14,393)
     Net repayments under line of credit agreement                         (129,788)           --
     Repayments on notes payable, bank                                         --           (57,534)
     Principal payments on debentures                                      (875,000)           --
     Principal payments on long-term debt                                   (19,172)        (10,668)
     Proceeds from long-term debt                                              --            13,647
     Net repayments on related party loans                               (1,000,000)           --
     Proceeds from note payable, related party                                 --         1,000,000
     Proceeds from stock issuance - common stock                          4,601,154       1,520,000
     Proceeds from stock issuance - preferred stock                      10,510,000            --
     Cost of stock issuance - common stock                                 (884,629)           --
     Cost of stock issuance - preferred stock                              (889,034)           --

   The accompanying notes are an integral part of these consolidated financial statements.

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   For the Years Ended June 30, 1996 and 1995

                                                            1996        1995
                                                         -----------  ----------
Cash flows from financing activities, continued:
     Loan fees associated with debentures                $   (92,349) $     --
     Proceeds from sale of debentures                        875,000        --
     Advances from (repayments to) factor                   (311,883)    313,664
                                                         -----------  ----------
              Net cash provided by financing activities   11,761,028   2,764,716
                                                         -----------  ----------
Net increase in cash                                       9,672,804     289,707
Cash, beginning of period                                    289,707        --
                                                         -----------  ----------
Cash, end of period                                      $ 9,962,511  $  289,707
                                                         ===========  ==========

                Supplemental Disclosure of Cash Flow Information

                                                            1996        1995
                                                          ---------  ----------

Interest paid                                             $ 203,550  $  113,854
Taxes paid                                                     --          --

     Supplemental Information of Noncash Investing and Financing Activities

Effective January 1, 1995, the Company acquired 100% of a corporation's stock (See Note 12) whose operating assets and liabilities, based on the purchase document, were as follows:

         Cash                                             $          -
         Accounts receivable                                   518,996
         Inventory                                             133,644
         Property and equipment                                 73,905
         Prepaid expenses and other                            276,268
         Accounts payable                                     (560,513)
         Accrued expense                                       (57,172)
         Long-term debt                                       (288,865)
                                                          ------------
         Net                                              $     96,263
                                                          ============

On May 31, 1995, the Company issued 75,000 shares of common stock to obtain inventory financing (See Note 10).

On September 12, 1995, the Company issued 87,500 shares of Common Stock associated with short-term bridge financing raised with a private placement of 8% Subordinated Debentures (See Note 10).

In June of 1996, 200,000 shares were forfeited to the Company by the former General Director of SC&T Europe, NV. (See Note 9)

   The accompanying notes are an integral part of these consolidated financial statements.

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


1.       Summary of significant accounting policies:

         Operations:

         The Company sells, markets and distributes consumer electronic products and personal computer accessory products, both wholesale and retail, from operations in Arizona and Belgium.

         Consolidation:

         The consolidated financial statements include the accounts of S C & T International, Inc. and its wholly-owned subsidiary, SC&T Europe, NV, (formerly Westex, NV) a Belgium corporation (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated in the consolidation.

         Revenue recognition:

         Revenue from sales is recognized from direct sales to retail customers. A sale is recorded when the product is shipped. The Company sells product through internal sales personnel, as well as independent sales representatives. In accordance with Statement of Financial Accounting Standards No. 48, a reserve is recorded to reflect estimated returns of products from retail customers.

         Reclassification:

         Certain prior period amounts have been reclassified to conform to the current period presentation.

         Accounts receivable:

         Accounts receivable are primarily due from retailers and commercial accounts in the United States and internationally (See Note 2).

         Inventories:

         Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first out (FIFO) method. The only major class of inventory is finished goods (See Note 3).

         Property, equipment, depreciation and amortization:

         Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. The estimated useful lives range from 3 to 5 years. (See Note 4)

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



1.       Summary of significant accounting policies, continued:

         Research and development:

         Research and development costs for new products are expensed until feasibility of the product is established.

         Product development costs:

         Product development costs are recorded when product feasibility is established, and are stated at cost. Product development costs are being amortized using the straight-line method over the 12 month period immediately subsequent to the products introduction to market.

         Advertising:

         Advertising costs are charged to operations as incurred. Advertising costs for the years ended June 30, 1996 and June 30, 1995 were $262,000 and $107,000 respectively.

         Income taxes:

         The Company adopted the provisions of Financial Accounting Standards Board No. 109, Accounting for Income Taxes. This statement provides for calculating the provision for income taxes and the related assets and/or liabilities using the liability method.

         Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax benefit (expense) is the tax receivable (payable) for the period and the change during the period in deferred tax assets and liabilities (See Note
7).

         Foreign currency translation:

         Assets and liabilities in foreign currencies are translated into dollars at the rates in effect at the balance sheet date. Revenues and expenses are translated at average rates for the year. The net exchange difference resulting from these transactions is separately stated in the equity section of the balance sheet.

         Loss per common share:

         Computation of loss per common share is based on the weighted average number of common shares outstanding during the respective years.

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



1.       Summary of significant accounting policies, continued:

         Financial instruments:

         The fair value of Company financial instruments, including cash, the short-term certificate of deposit and notes receivable from owners, approximate their carrying value. In addition, based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value approximates carrying value.

         Financial statement estimates:

         The preparation of financial statements in conformity with generally accepted accounting principle requires management to make estimates and assumptions that affect the reported values of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported values of revenues and expenses during the reporting period. Actual results could differ from such estimates.

2.       Receivables:

         Receivables at June 30, 1996 consist of the following:

              Trade accounts receivable                           $    701,951
              Related party (Note 9)                                    64,503
              Allowance for returns and doubtful accounts              (26,000)
                                                                  ------------
                                                                  $    740,454
                                                                  ============

         Included in trade accounts receivable are approximately $155,000 of factored receivables at June 30, 1996. Advances from factor consist of receipts from the factoring company representing approximately 80% of the factored receivable balances. The Company is obligated to buy back any receivable which has not been paid to the factoring agency within 90 days.

3.       Inventory:

         Inventory at June 30, 1996 consists of the following:

              Finished goods                                     $   1,403,688
              Advances on purchases of inventory                       187,393
              Reserve for obsolescence                                (159,000)
                                                                 -------------
                                                                 $   1,432,081
                                                                 =============

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



3.       Inventory, continued:

         Advances on purchases of inventory are for inventory currently being manufactured or anticipated to be manufactured in the near future.

         The inventory adjustment to carrying value consists of adjustments relating to the Company's decision to reduce the price of certain of its first generation products remaining in inventory in anticipation of the introduction of second generation products to be released.

4.       Property and equipment:

         Property and equipment at June 30, 1996 consists of the following:

         Office Furniture and Equipment                           $    263,372
         Tools & Dies                                                   63,828
         Vehicles                                                       21,673
                                                                  ------------
                                                                       348,873
         Less Accumulated Depreciation                                (119,188)
                                                                  ------------

                                                                  $    229,685
                                                                  ============

         Depreciation expense totaled $80,515 and $39,887 for the years ended June 30, 1996 and 1995, respectively.

         Net property and equipment located in Belgium is $36,452 at June 30, 1996.

5.       Long-term debt:

         Long-term debt at June 30, 1996 consists of the following:


           Note payable, due in monthly installments of $463 plus interest through November, 1997, collateralized by a vehicle.

                                                                   $     6,822

           Less current portion                                          5,556
                                                                   -----------
                                                                   $     1,266
                                                                   ===========

         At June 30, 1996, the aggregate maturities of debt for the succeeding years is as follows:

           1997                                                      $   5,556
           1998                                                          1,266
                                                                     ---------
           Total                                                     $   6,822
                                                                     =========

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



6.       Notes payable, bank:

         Notes payable, bank, consist of the following:

          The  Company has a line of credit due on demand with a bank in Belgium at a variable  rate of interest  of  approximately  11.5%.  Borrowings under the line of credit are  collateralized  by substantially  all of the assets of the subsidiary.
                                                                                     $         51,528

          The  Company  has a second  line of credit with a bank in Belgium at a variable rate of interest that  fluctuates  based on the  transaction.
          The  bank  advances   approximately  93%  of  the  specific  invoices.
          Repayment is due 10 days after the due date of the accounts receivable invoice.  Borrowing  under this line of credit are  collateralized  by substantially all of the assets of the
          subsidiary.                                                                          27,000
                                                                                      ---------------
                                                                                      $        78,528
                                                                                      ===============

7.        Income taxes:

         The components of the net deferred tax assets and liabilities at June 30, 1996 are as follows:

                                                                      1996
                                                                 ---------------

                Deferred tax assets                              $    1,250,000
                Deferred tax liabilities                                      -
                Valuation allowance                                  (1,250,000)
                                                                 --------------

                Net deferred assets and liabilities              $            -
                                                                 ==============

         The types of temporary differences between tax bases of assets and liabilities and their financial reporting amounts that give rise to deferred tax assets relate primarily to the accounts receivable and inventory allowances and net operating loss carryforwards available.

         At June 30, 1996, the Company has net operating loss carryforwards for federal and state income tax reporting purposes of approximately $3,125,000 that will begin to expire in 2010 for federal purposes and in 2000 for state purposes. These are available to offset taxable income in subsequent years.

         Due to changes in ownership during the year ended June 30, 1995, the availability of net operating losses incurred totaling approximately $802,000 will be restricted as provided under Internal Revenue Code Section 382 and related regulations.

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



7.       Income taxes, continued:

         Due to the Company's initial public offering during the year ended June 30, 1996, and the private offering of Series A Preferred Stock in June of 1996, the remaining net operating loss carryforwards of approximately $2,323,000 may be restricted as provided under Internal Revenue Code Section 382 and related regulations.

         At June 30, 1996, the Company has recorded a valuation allowance for all deferred tax assets because the benefit of those temporary differences may not be realized by the Company.

8.       Commitments and contingencies:

         Operating leases:

         The Company leases an office and warehouse from an unrelated third party under an operating lease which expires in August 1997. Under the lease, the monthly rental is approximately $4,900, and the Company is responsible for certain expenses.

         The Company leased its office location in Belgium through April 30, 1996 from a former director, who was a shareholder, who owned 50% of the building where the office was located, for a monthly rental of approximately $3,700. The Company exercised its cancellation rights described in the lease and relocated to a temporary facility, effective May 1, 1996. As of September 1, 1996, the Belgian office relocated to Gent, Belgium. The new operating lease provides for a monthly rental rate of approximately $1,600 per month, with a 60 day cancellation clause effective after December 31, 1996.

         The Company leases a corporate apartment from an unrelated third party under an operating lease which expires December 31, 1996. Under the lease, the monthly rental is approximately $700, and the Company is responsible for certain expenses.

         The Company leases office equipment under three operating leases requiring monthly payments of approximately $500. The leases expire in January 1997, November 1997, and November 1998.

         Future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of June 30, 1996 are as follows:

         Operating leases:
                               1997                       $      79,000
                               1998                              13,000
                               1999                               1,000
                                                          -------------
                                                          $      93,000
                                                          =============

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



8.       Commitments and contingencies, continued:

         Operating leases, continued:

         Total rental expenses for the years ended June 30,1996 and June 30,1995 were approximately $119,000 and $103,000, respectively.

         Pending or threatened litigation:

         The Company, from time to time, is a party to various legal proceedings which are incidental to its business. In the opinion of management, the ultimate resolution of these proceedings will not have a materially adverse affect on the Company's financial position or results of operations.

         The Company is currently suing a competitor, who competes in the same industry. Any potential benefit of this lawsuit is not reflected in these financial statements.

         Inventory:

         At June 30, 1996, the Company has outstanding purchase commitments for inventory acquisitions of approximately $1,700,000. The Company has advanced funds against the purchase commitments totalling $187,393 (See Note 3).

9.       Related party transactions:

         Related party receivables:

         The Company has a related party receivable from its President, who is also a shareholder. The note receivable bears interest at 8.25% annually. The repayment terms provide for 36 principal payments of $500 per month, with a balloon payment of $33,814 plus interest due at the end of the term. The receivable balance was $42,400 at June 30, 1996, of which $6,000 is current and $36,400 is long-term.

         The related party receivable also includes $12,349 due from the former General Director of SC&T Europe, NV. This receivable is non-interest bearing and due on demand.

         The Company also advances funds to employees for traveling purposes. These advances are due on demand and are non-interest bearing. The balance at June 30, 1996 was $9,754.

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



9.       Related party transactions, continued:

         Treasury stock:

         In June 1996, the Company entered into a separation and settlement agreement with the former General Director of the Belgian subsidiary, whereby the former General Director resigned as an officer, director, and employee of the Company. Under the terms of the agreement, the former General Director will receive $29,415. In addition, the former General Director has forfeited 200,000 shares of common stock of the Company owned by him on the date of the agreement. Upon compliance with the terms of the agreement, 25,000 shares of common stock will be issued to the former General Director.

         Employment agreement:

         In September 1995, the Company entered into an employment agreement with its President, who is also a shareholder, for a period of five years. The agreement provides for an annual salary of $104,000 and contains termination provisions regarding the repurchase of the President's stock and guaranteed salary payments.

         Short-term bridge financing:

         In December 1995, the Company used approximately $1,875,000 of the proceeds from its initial public offering to repay two short-term bridge financing arrangements with shareholders and all accrued interest associated with the debt.

10.      Issuance of common stock:

         During the quarter  ended  December 31, 1995,  the Company  completed a
public  offering  of  Common  Stock.   The  Company  received  net  proceeds  of
approximately $3,615,000 and issued a total of 900,000 shares of Common Stock.

         The Company also issued 450,000 Redeemable Common Stock Purchase Warrants. Each Warrant represented the right to purchase one-half share of Common Stock at a price of $7.00 per share, subject to adjustment under certain circumstances. The Warrants expire three years from December 1995. Each warrant is immediately exercisable. The Warrants are redeemable by the Company for $0.05 per Warrant upon 30 days' notice mailed within 20 days after the closing bid price of the Common Stock has equaled or exceeded $8.00 per share for a period of 20 consecutive trading days. The Company received cash of approximately $45,000.

         In January 1996, the Company issued an additional 67,500 Redeemable Common Stock Purchase Warrants. The Company received cash of approximately $6,750.

         In October 1995, the Company increased its authorized share capital to 25,000,000 shares of common stock and authorized 5,000,000 shares of preferred stock.

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



10.      Issuance of common stock, continued:

         During the quarter ended September 30, 1995, the Company completed a private placement for short-term bridge financing of 8% Subordinated Debentures, due at the earlier of September 30, 1996, or upon completion of the offering. The Company issued 87,500 shares of Common Stock at $1.00 per share to obtain the short-term bridge financing.

         In September 1995, the President was issued 15,822 shares of Common Stock at a value of $1.00 per share for past services provided to the Company.

         In June 1995, the Company reissued its shares of stock at $0.01 par instead of no par.

         During the year ended June 30, 1995, the Company completed a private offering of Common Stock, par value of $0.01 per share. The Company received net proceeds of approximately $1,500,000, and issued a total of 2,000,000 shares of Common Stock.

         In addition, a $20,000 note payable was converted to 8,000 shares of Common Stock.

         The Company also issued 75,000 shares of Common Stock on May 31, 1995 at $1.00 per share to obtain inventory financing.

         On December 31, 1994, the Company purchased all of the outstanding shares of SC&T Europe, NV. (formerly Westex, NV) for 210,000 shares of common stock, valued at $96,263. (See Note 9 & Note 12)

11.      Issuance of preferred stock:

         In June 1996, the Company issued 1,051 shares of Series A Preferred Stock, $0.01 par value per share, for $10,000 per share with an accretion rate of 8% per annum up to the date of conversion. The Company received net proceeds of approximately $9,669,000 for the 1,051 shares. The shares may be converted to Common Stock at a conversion price which shall be the lesser of $7.75 per share or 85% of the average closing bid price of the Company's Common Stock for the ten trading days preceeding the conversion date. The Series A Preferred Stock is converted as follows: one-third of the shares of Series A Preferred Stock on or subsequent to August 20, 1996; one-third of the shares on or subsequent to September 19, 1996; and the remaining shares on or subsequent to October 19, 1996. All conversions are subject to the Company's right of redemption.

         The Series A Preferred Stock will bear no dividends and have no voting rights except as otherwise required by Arizona statute.

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



11.      Issuance of preferred stock, continued:

         Upon dissolution of the Company the holders of Series A Preferred Stock are entitled to distributions in the sum of the original Series A issue price for each outstanding share, plus 8% of the original Series A issue price per annum since purchase. At any time commencing 12 months and one day after the last closing date, the Company shall have the right to redeem any or all of the Series A Preferred Stock subject to certain conditions set forth in the Certificate of Designation.

12.      Purchase of subsidiary:

         On December 31, 1994, the Company purchased all of the outstanding shares of Westex NV of Antwerp, Belgium for 210,000 shares of common stock, valued at $96,263. Westex NV is a distributor of consumer electronic products and personal computer accessory products, both wholesale and retail. The acquisition has been accounted for by the purchase method of accounting and the purchase price of $96,263 approximates the fair value of the net assets acquired. The operating results of this acquisition are included in the company's consolidated results of operations from the date of acquisition. In June, 1996, the subsidiary's name was changed to SC&T Europe, NV.

         The following unaudited proforma summary presents the consolidated results of operations for the year ended June 30, 1995 as if the acquisition had occurred at the beginning of the year, July 1, 1994, and does not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future.

         Net sales                          $        4,883,925
                                            ==================

         Net loss                           $         (842,973)
                                            ===================

         Net loss per common share          $            (0.23)
                                            ==================

13.      Significant customer:

         The Company had one significant customer which accounted for approximately 12% of the Company's total revenues for the year ended June 30, 1996. The accounts receivable balance for that customer totaled approximately $110,000 at June 30, 1996.

         The  Company  had  one   significant   customer  which   accounted  for
approximately 22% of the Company's total revenues for the year ended June 30, 1995.

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



14.      Options and warrants:

         Incentive stock option plan:

         The Company has a qualified incentive stock option plan for its key employees, consultants and independent contractors. The grants expire in February, 2005. As of June 30, 1996, 22,915 grants had been exercised.

         The following summarizes the activity for the Plan at June 30, 1996:

                                                       Number        Option
                                                      of Shares  Price Per Share
                                                      ---------  ---------------
            Options outstanding at beginning of year    723,500   $1.00 - $1.75

            Granted                                      60,000   $1.50 - $5.70
            Canceled                                   (184,000)  $1.00 - $1.75
            Exercised                                   (22,915)          $1.50
                                                      ---------
            Options outstanding at end of year          576,585   $1.00 - $5.70
                                                      =========

            Options available for grant                 433,915
                                                      =========
         Warrants:

         During the year ended June 30, 1995, the Company issued warrants to purchase an aggregate of 588,500 shares of Common Stock. The Warrants were issued to obtain $1,000,000 of bridge inventory financing. The warrants are exercisable at $1.20 per share and vest over a three year period. The warrants expire in September 1998.

         In connection with the Company's private placement, in June 1996, of 1,051 shares of Series A Preferred Stock the Company issued warrants to purchase an aggregate of 108,490 shares of Common Stock. The warrants are exercisable immediately at $7.75 per share. The warrants expire on June 17, 2001.

         The Company issued 517,500 IPO Warrants in connection with its initial public offering.

         In connection with the Company's initial public offering, the Company sold warrants to the IPO Underwriter, at a purchase price of $.001 per warrant, to purchase from the Company 90,000 shares of Common Stock and 45,000 IPO Warrants. The Underwriter's Warrants are exercisable for a period of four years commencing one year from December 15, 1995 at a per share exercise price equal to $6.25 per share of Common Stock and $.125 per IPO Warrant.

                            SC&T INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



15.      Subsequent events:

         The Company is reviewing alternatives for additional office and warehouse space to meet the demands related to the Company's anticipated growth. The Company has placed an earnest deposit on a potential future office site as it evaluates the various options available.

         In August 1996, the Company established a wholly-owned marketing and sales subsidiary, SC&T U.K., Ltd., located in northern England. This subsidiary is responsible for sales in the United Kingdom and Eastern Europe.

         In August 1996, the Company established a $500,000 revolving line of credit with a bank at a variable rate of interest. Borrowings under this line of credit are subject to certain conditions including compensating balances. At August 20, 1996 the Company had not drawn against this line of credit.

         In September 1996, the Company established a wholly-owned marketing and sales subsidiary, SC&T America, Inc. located in Phoenix, Arizona. The subsidiary is responsible for sales in the United States and Canada.

==========================================================





         No person has been authorized to give any information or to make any representation, not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities covered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any date subsequent to the date hereof.



                                  -----------

                                TABLE OF CONTENTS


                                                                             Page
                                                                             ----
PROSPECTUS SUMMARY ......................................................      3

RISK FACTORS ............................................................      5
DIVIDEND POLICY .........................................................     11
USE OF PROCEEDS .........................................................     11
PRICE RANGE OF COMMON STOCK .............................................     11
MANAGEMENT'S DISCUSSION AND
 ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF
 OPERATIONS .............................................................     12
BUSINESS ................................................................     16
MANAGEMENT ..............................................................     22
CERTAIN TRANSACTIONS ....................................................     26
PRINCIPAL SHAREHOLDERS ..................................................     28
DESCRIPTION OF SECURITIES ...............................................     31
PLAN OF DISTRIBUTION ....................................................     37
SELLING SHAREHOLDERS ....................................................     38
LEGAL OPINIONS ..........................................................     41
EXPERTS .................................................................     41
INDEX TO FINANCIAL STATEMENTS ...........................................    F-1


================================================================================

================================================================================




                            SC&T International, Inc.






                              17,958,760 Shares of
                                  Common Stock









                                   ----------

                                   PROSPECTUS

                                   ----------








                               ____________, 1996



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         Under Arizona law, the Registrant is empowered, under certain circumstances, to indemnify the directors, officers, employees, and agents of the Registrant. Section 10-851 of the Arizona Business Corporation Act authorizes the Registrant, generally, to indemnify directors, officers, employees, and agents against expenses and liabilities (including amounts paid in settlement) in connection with any lawsuit or proceeding involving any such director, officer, employees, or agents if he or she acted, or failed to act, in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, if the lawsuit is by or in the right of the Registrant (a shareholders' derivative suit on behalf of the Registrant), no director, officer, employee, or agent can be indemnified against judgments or amounts paid in settlement, and no indemnification for expenses may be made with respect to any claim, issue or matter as to which such director, officer, employee, or agent shall have been adjudged to be liable to the Registrant (unless a court determines that indemnification is appropriate for reasonable expenses incurred).

         Under Arizona law, unless ordered by a court, indemnification pursuant to the foregoing may only be made by the Registrant as authorized in a specific case upon a determination that indemnification is proper under the circumstances because the director, officer, employee, or agent has met the applicable standard of conduct. Such determination shall be made generally (i) by the Board of Directors of the Registrant, acting by a majority vote of a quorum consisting of directors who were not parties to the lawsuit or proceeding; (ii) by independent legal counsel appointed by a majority of the disinterested directors for that purpose or, if there are no disinterested directors, then as selected by majority vote of the Board of Directors; or (iii) by the shareholders.

         In addition, under Arizona law, the Registrant is required, unless limited by its Articles, to (i) indemnify a director or officer of the Company against reasonable expenses incurred by the officer or director in connection with any lawsuit or proceeding if such director or officer has been successful on the merits or otherwise in the defense of such lawsuit or proceedings and
(ii) indemnify, subject to certain conditions, outside directors against liability and pay an outside director's expenses in advance of a final disposition of a proceeding. The Registrant may advance or pay expenses incurred by a director, officer, employee, or agent in defense of any such lawsuit or proceeding upon the receipt of (i) a written affirmation from the director, officer, employee, or agent of such person's good faith belief that he or she has met the applicable standard of conduct; (ii) an undertaking by or on behalf of such director, officer, employee, or agent to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant; and (iii) a determination is made that the facts then known would not preclude indemnification under Arizona law.

         Pursuant to Arizona law, the Company's Articles of Incorporation provide that the Company shall indemnify any person who incurs liability or expense by such person acting as an officer or director of the Company. However, the Registrant's Articles of Incorporation do not permit indemnification or advancement of expenses with respect to any action, suit, or proceeding whether civil, criminal, administrative, or investigative ("Proceeding"), or any claims therein brought or made by him or her against the Registrant, unless such Proceeding or claim is approved by the Board of Directors of the Registrant.

         The Registrant maintains directors' and officers' liability insurance.

         Arizona law does not permit the elimination of liability for (a) the amount of a financial benefit received by the director to which the director is not entitled; (b) an intentional infliction of harm on the Company or its shareholders; (c) certain unlawful distributions to shareholders; and (d) an intentional violation of criminal law.

The effect of this provision in the Articles of Incorporation is to eliminate the rights of the Registrant and its shareholders (through shareholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) through (d) above. This provision will not alter the liability of directors under federal securities laws.

         Pursuant to the terms of Registration Rights Agreements between the Registrant and each of the Selling Shareholders, the directors and officers of the Company also are indemnified against certain civil liabilities that they may incur under the Securities Act in connection with this offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

         The expenses incurred or to be incurred in connection with the preparation and filing of this Registration Statement are estimated to be as follows:


Printing and engraving expenses......................... $ 10,000*
Registration and NASD filing fees ......................   10,838*
Legal fees and expenses ................................   15,000*
Accounting fees and expenses............................    3,500*
Miscellaneous...........................................    7,662*
                                                         --------

     Total.............................................. $ 47,000
                                                         ========


*Estimated

Item 26.  Recent Sales of Unregistered Securities.

         In connection with its incorporation and initial organization in 1993, the Company issued and sold an aggregate of 1,677,870 shares of Common Stock to James L. Copland in exchange for cash, equipment, and past services valued at $31,918, without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption from registration provided by Sections 3(a)(11) and/or 4(2) of the Securities Act.

         In April 1995, the Company issued and sold an aggregate of 2,000,000 shares of Common Stock to Maraval and Associates, Bauman, Ltd., Robert Adams, Caspian Consulting, Ltd., Roddy Diprimo, Ltd., Umbiquity Holdings, S.A. and Thomas Vittor for a total of $1,500,000 in cash, without registration under the Securities Act, in reliance upon the exemptions from registration provided by
Section 4(2) of the Securities Act.

         In April 1995, the Company issued an aggregate of 8,000 shares of Common Stock to Ronald Fry and Leonard Vitiritto for a total of $20,000 represented by notes payable from the Company without registration under the Securities Act in reliance upon the exemption from registration provided by Sections 4(2) and/or 4(6) of the Securities Act.

         In April and May 1995, the Company issued and sold $1,000,000 in principal amount of 6% notes, 75,000 shares of Common Stock and warrants to purchase 588,500 shares of Common Stock at a price of $1.20 per share, to Maraval and Associates, Bauman, Ltd., Robert Adams, Caspian Consulting, Ltd., Roddy Diprimo, Ltd., and Umbiquity Holdings, S.A., without registration under the Securities Act, in reliance upon exemptions from registration provided by Sections 3(a)(3) and/or 4(2) of the Securities Act.

         In August and September 1995, the Company issued and sold $875,000 in principal amount of 8% subordinated notes and 87,500 shares of Common Stock to Andrew and Tracy Krantz, Italo Renauld, Richard H. Davimos, TTEE UAD 5/12/92 FBO Richard H. Davimos, Frank Quinn, Ileana Brown, Toby Miller, Ken Kirschenbaum, William Clark, Neil L. Bellett, Laura Quinn, Larry R. Kuhnert and Jackie L. Kuhnert, Don Brennan, Timothy Gulla, John F. McKinney, John Hunter, Sally Hauser, Romilda Abramo, Donald E. Millard, Donna Browning and Walter Browning, and Richard Jay Rasmussen without registration under the Securities Act in reliance upon exemptions from registration provided by Sections 3(a)(3) and/or 4(2) of the Securities Act.

         In February and September 1995, and August 1996, the Company issued options to purchase 793,500 shares of Common Stock to certain employees of the Company and its wholly owned subsidiary under the Company's Stock Option Plan. The options are exercisable at a price ranging from $1.00 per share to $5.70 per share. The options were issued without registration under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 701 promulgated thereunder.

         In September 1995, the Company issued and sold 15,822 of Common Stock to James L. Copland in partial payment of amounts owed to Mr. Copland, such portion valued at $15,822, without registration under the Securities Act, in reliance upon the exemptions from registration provided by Sections 3(a)(11) and/or 4(2) of the Securities Act.


         In June, September, and October 1996, the Company issued 41,247 shares of Common Stock to Atom & Associates, Inc. Upon exercise of a stock option, without registration under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.


         In June 1996, the Company issued 1,051 shares of Series A Preferred Stock to 28 non-U.S. persons at a price of $10,000 per share and 108,490 options to representatives of the Placement Agent. The shares and options were issued without registration under the Securities Act in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and/or Regulation S promulgated thereunder.

Item 27.  Exhibits.


         (a)      The  following  exhibits to this  Registration  Statement  are filed herewith:
         1.1+     Form of Underwriting Agreement
         1.2+     Form of Selling Agreement
         1.3+     Form of Underwriter's Warrants
         1.4+     Form of Warrant Agreement
         3.1+     Restated Articles of Incorporation
         3.2+     Bylaws
         4.1      Form of Certificate evidencing shares of Common Stock
         4.2      Form of Certificate evidencing Stock Purchase Warrant
         4.3      Certificate of Designation of Series A Preferred Stock
         4.4      Form of Certificate evidencing Series A Preferred Stock.
         5.1*     Opinion  of  O'Connor,  Cavanagh,  Anderson,  Killingsworth  &
                  Beshears, P.A.

         10.1+    Lease  Agreement  between the  Company  and  LaSalle  Business
                  Properties, dated February 1, 1994
         10.2+    Lease  Agreement  between Westex N.V. and Marc Devers and Rudi
                  Devers
         10.3+    Form of Employment  Agreement between the Company and James L.
                  Copland dated September 1, 1995
         10.4+    Deleted
         10.5+    Stock Option Plan
         10.6+    Form of Option Agreement
         10.7+    Agreement between the Company and Sound Retrieval System dated
                  March 31, 1995

         10.8+ Agreement between the Company and Design Continuum, Inc. dated June 8, 1995
         10.9+ Agreement between the Company and Design Continuum, Inc. dated October 13, 1995
         10.10 Exclusive Distribution Agreement between the Company and Home Arcade Systems, Inc. dated December 29, 1995


         10.11 Exclusive Purchase and Manufacturing Agreement between the Company and Home Arcade Systems, Inc. dated March 19, 1996

         10.12    Agreement between Phillips  Motorsports,  Inc. and SC&T Racing
                  Enterprises Limited dated October 1, 1996.
         10.13    Land Purchase  Agreement between Thomas J. Paul, Inc. and SC&T
                  International, Inc. dated August 16, 1996.
         21.0     Subsidiaries of the Registrant
         23.1*    Consent of Toback CPAs, P.C.
         23.2*    Consent  of  O'Connor,  Cavanagh,  Anderson,  Killingsworth  &
                  Beshears, P.A. (included as Exhibit 5.1 hereto)
         24.0     Powers  of  Attorney  of  Directors  and  Executive   Officers
                  (included on the Signature Page of the Registration Statement)

+  Filed previously as an exhibit to Registration Statement Number 33-96812 LA.

*  Filed previously as an exhibit to Registration Statement Number 333-12889.

         (b) All financial statement schedules that might otherwise be required to be filed as part of this Registration Statement have been omitted because the required information is shown in the financial statements or notes thereto, the amounts involved are not significant, or the schedules are not applicable.

Item 28. Undertakings.

         (a) The small business issuer will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (d) The small business issuer hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (f) The small business issuer will:

                  (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or
(4), or 497(h) under the Securities Act as part of this registration statement as of the date the Commission declared it effective.

                  (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


                  In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe the registrant meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Phoenix, State of Arizona, on November 5, 1996.

                             SC&T International, Inc.


                             By:  /s/ James L. Copland
                                  ----------------------------------------------
                                  James L. Copland
                                  President, Treasurer, Chief Executive Officer, and Director


                                POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, James L. Copland and Catherine Copland, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

                  In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.


        Signature                                Title                                            Date
        ---------                                -----                                            ----
  /s/ James L. Copland              President, Treasurer, Chief Executive Officer,                 November 5, 1996
---------------------------         and Director
James L. Copland


  /s/ Catherine Copland             Assistant Secretary and Director                               November 5, 1996
---------------------------
Catherine Copland


  /s/ Timothy J. Stocker            Vice President of Finance, Chief Financial Officer             November 5, 1996
---------------------------         and Secretary
Timothy J. Stocker


  /s/ Harry G. Wilson               Director                                                       November 5, 1996
---------------------------
Harry G. Wilson


  /s/ Tommie E. Moxley              Director                                                       November 5, 1996
---------------------------
Tommie E. Moxley